UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KELLOGG COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Kellogg's

2022 Proxy Statement and Notice of the Annual Meeting of Shareowners

Kellogg's
Noodles
Beef
FLAVOUR
VEGGIE BURGERS
Morning Star
FARMS
Kellogg's
Eggo
Homestyle
BURSTING WITH FLAVOR
PRINGLES
ORIGINAL
45%
LESS SUGAR
bear naked
GRANOLA
V'NILLA ALMOND
WHOLE GRAIN OATS & HEARTY ALMONDS
#1 REQUESTED CHEEZ-IT FLAVOR!
CHEEZ-IT
baked snack crackers
extra toasty
made with 100% REAL CHEESE
NET WT 12.4 OZ (351g)
9 VITAMINS and MINERALS
Kellogg's
CORN FLAKES
Con granos 100% de origen natural
With 100% natural origin grains
pop-tarts
FROSTED
CINNAMON
12

Message from the Chairman and
Chief Executive Officer
KELLOGG COMPANY,
BATTLE CREEK,
MICHIGAN 49017-3534
Dear Shareowner:
On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2022 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 29, 2022. Due to concerns relating to the coronavirus (COVID-19) pandemic, and to support the health and well-being of our Shareowners and employees, this year’s Annual Meeting will be virtual and will be held entirely online via live webcast at www.virtualshareholdermeeting.com/K2022. There will not be an option to attend the meeting in person.
The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
While you will not be able to attend the Annual Meeting at a physical location, we have designed the virtual Annual Meeting so that our Shareowners are given the same rights and opportunities to actively participate in the Annual Meeting as they would at an in-person meeting, using online tools to facilitate Shareowner access and participation. Attendance at the Annual Meeting will be limited to Shareowners only. You are entitled to participate in the Annual Meeting if you were a Shareowner as of the close of business on March 1, 2022, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/K2022 (the “Annual Meeting Website”), you must enter the 16-digit control number found on your proxy card, voting instruction form or notice. You may vote your shares and submit your questions during the Annual Meeting by following the instructions available on the Annual Meeting Website during the meeting. If you do not have access to the Internet and are interested in attending, please contact Kellogg Investor Relations at (269) 961-2800, or (844) 986-0822 (US) or (303) 562-9302 (International).
If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at (269) 961-2800 or by email at investor.relations@kellogg.com.
Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares, and to do so as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.
Sincerely,

Steve Cahillane Chairman and Chief Executive Officer March 3, 2022

2022 Proxy Statement	1

One Kellogg Square
Battle Creek, Michigan 49017-3534
Notice of the Annual Meeting of Shareowners
Background

Date and Time	Virtual Meeting	Record Date

April 29, 2022 at 1:00 p.m. Eastern Time	Live webcast at www.virtualshareholdermeeting.com/K2022	Only Shareowners of record at the close of business on March 1, 2022 will receive notice of and be entitled to vote at the meeting or any adjournments.

Voting Items

Proposal	Board Voting Recommendation

1.To elect four Directors for a three-year term to expire at the 2025 Annual Meeting of Shareowners	FOR each director nominee

2.To vote on an advisory resolution to approve executive compensation	FOR

3.To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2022 fiscal year	FOR

4.To approve the Kellogg Company 2022 Long-Term Incentive Plan	FOR

5.To consider and act upon a Shareowner proposal for CEO compensation to weigh workforce pay and ownership, if properly presented at the meeting	AGAINST

Shareowners will also take action upon any other matters that may properly come before the meeting, or any adjournments thereof.
Due to concerns relating to the coronavirus (COVID-19) pandemic, and to support the health and well-being of our Shareowners and employees, this year’s Annual Meeting will be virtual and will be held entirely online via live webcast at www.virtualshareholdermeeting.com/K2022. There will not be an option to attend the meeting in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 29, 2022: the Proxy Statement and 2021 Annual Report are available at https://investor.kelloggs.com/financials/sec-filings.
We look forward to the meeting.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman and Secretary
March 3, 2022

2	Kellogg Company

About Kellogg Company

Over 1,000 products marketed in 180 Countries	2021 Sales: ~ $14.2B	World’s Leading cereal company

World’s 2nd Largest savory snack company	A leading global plant-based foods company	Leading North American frozen foods company

MANUFACTURING OPERATIONS ACROSS THE GLOBE:

2022 Proxy Statement	3

About Kellogg Company

“I'll invest my money in people.” W.K. Kellogg – Founder of Kellogg Company

We Live Our Values

Our values are part of our DNA. They guide us, and we live them every day as we work with our customers, consumers, and business partners, in our communities and with each other.

We Act with Integrity and Show Respect	We are All Accountable	We Are Passionate About What We Do

We Have the Humility and Hunger to Learn	We Strive for Simplicity	We Love Success

Our Business Employee Resource Groups
With eight established Business Employee Resource Groups (BERGs), we continue to be a workplace focused on inclusion at all levels.

KVETS & SUPPORTERS	KELLOGG MULTINATIONAL EMPLOYEE RESOURCE GROUP (KMERG)	KELLOGG’S YOUNG PROFESSIONALS (YP)	KELLOGG AFRICAN AMERICAN RESOURCE GROUP (KAARG)

WOMEN OF KELLOGG (WOK)	HOLA (OUR LATINO RESOURCE GROUP)	KPride & Allies (KPA) (OUR BERG FOR LBGTQ+ AND THEIR ALLIES)	KAPABLE (OUR BERG FOR PEOPLE WITH DISABILITIES AND THEIR SUPPORTERS)
Select 2021 Recognition

HUMAN RIGHTS CAMPAIGN FOUNDATION - BEST PLACES TO WORK FOR LGBTQ EQUALITY (2021)	DIVERSITY INC. - TOP 50 COMPANIES FOR DIVERSITY (2021)	FORBES - AMERICA’S BEST EMPLOYERS FOR DIVERSITY (2021)	ETHISPHERE INSTITUTE - WORLD'S MOST ETHICAL COMPANIES (2021)	FORBES - AMERICA'S BEST LARGE EMPLOYERS (2021)

FORTUNE - WORLD'S MOST ADMIRED COMPANIES (2021)	MILITARY TIMES - BEST FOR VETS EMPLOYERS (2021)	DOW JONES SUSTAINABILITY INDICES (2021)	NEWSWEEK - AMERICA'S MOST RESPONSIBLE COMPANIES (2021)	INTERBRAND'S, "BEST GLOBAL BRANDS" (2021)

4	Kellogg Company

Proxy Voting Roadmap
You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the 2022 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time on Friday, April 29, 2022 or any adjournments thereof. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

PROPOSAL 1 Election of Directors to Our Board	See further information beginning on page 9

The Board recommends a vote FOR Rod Gillum, Mary Laschinger, Erica Mann and Carolyn Tastad.

Board Demographics Following 2022 Annual Meeting

Diversity	~ 42% of our Directors are women; ~ 58% of our Directors are men

Tenure

Independence
•Designated Lead Director serves a variety of roles (see page 18)
•Audit, Compensation and Talent Management, Nominating and Governance, Manufacturing, and Social Responsibility and Public Policy Committees are composed solely of independent Directors, each with a different Director serving as Committee chair

Age	61 years average age

2021 Activity	•Held 8 Board meetings and 22 Board Committee meetings in 2021

2022 Proxy Statement	5

Proxy Voting Roadmap

PROPOSAL 2 Advisory Resolution to Approve Executive Compensation	See further information beginning on page 32

The Board recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

Core Principles
The core principles that underpin our executive compensation program include the following:
•Pay for Performance
•Shareowner Alignment
•Values-Based
•Mitigating Risk
Our Pay is Closely Linked to Performance
As set forth in our core principles, Kellogg's compensation program is designed to have a significant portion of an NEO’s target compensation linked to our performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive plan, stock option plan and three-year executive performance plan, and by limiting perquisites.

CEO

Other NEOs

6	Kellogg Company

Proxy Voting Roadmap

PROPOSAL 3 Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm	See further information beginning on page 62

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent directors, to be the independent registered public accounting firm for the Company's fiscal year 2022.

PROPOSAL 4 Approval of the Kellogg Company 2022 Long-Term Incentive Plan	See further information beginning on page 65

The Board recommends a vote FOR approval of the Kellogg Company 2022 Long-Term Incentive Plan

PROPOSAL 5 Shareowner Proposal for CEO Compensation to Weigh Workforce Pay and Ownership	See further information beginning on page 73

The Board recommends a vote AGAINST the Shareowner Proposal.

2022 Proxy Statement	7

Contents

1	Message from the Chairman and Chief Executive Officer
2	Notice of the Annual Meeting of Shareowners
3	About Kellogg Company
	4	Our People
5	Proxy Voting Roadmap
9	Board and Corporate Governance
	9	PROPOSAL 1 ELECTION OF DIRECTORS
	11	Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting
	13	Continuing Directors to Serve Until the 2023 Annual Meeting
	15	Continuing Directors to Serve Until the 2024 Annual Meeting
	17	Corporate Governance
	17	Board-Adopted Corporate Governance Guidelines
	17	Board Leadership Structure; Communication with the Board
	20	Board Oversight of Enterprise Risk
	21	Majority Voting for Directors; Director Resignation Policy
	21	Director Independence
	21	Related Person Transactions
	22	Shareowner Recommendations for Director Nominees
	22	Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for Annual Meeting
	22	Attendance at Annual Meetings
	22	Code of Conduct/Ethics
	22	Availability of Corporate Governance Documents
	23	Board and Committee Membership
	29	2021 Director Compensation and Benefits
	31	Directors’ Compensation Table
32	Compensation
	32	PROPOSAL 2 ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
	32	Compensation and Talent Management Committee Report
	32	Core Principles
	33	Compensation Approach
	33	2021 Performance/Payouts
	34	Compensation Discussion and Analysis
	34	Key Decisions Summary
	35	Core Principles
	37	Compensation Approach
	39	Compensation Plans and Design
	44	Compensation Policies
	46	Executive Compensation
	46	Summary Compensation Table
	48	Grant of Plan-Based Awards Table

	50	Outstanding Equity Awards at Fiscal Year-End Table
	52	Option Exercises and Stock Vested Table
	53	Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans
	53	Defined Contribution Plans
	55	Discontinued / Frozen Plans
	56	Potential Post-Employment Payments
	56	Severance Benefits
	57	Involuntary Termination - No Change of Control
	57	Retirement, Disability and Death
	57	Potential Change in Control Payments
	61	CEO Pay Ratio
62	Audit Committee Matters
	62	PROPOSAL 3 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
	62	Oversight of Independent Registered Public Accounting Firm
	63	Independent Registered Public Accounting Firm Tenure and Rotation
	63	Fees Paid to Independent Registered Public Accounting Firm
	63	Preapproval Policies and Procedures
	64	Audit Committee Report
65	Management Proposal
	65	PROPOSAL 4 APPROVAL OF THE KELLOGG COMPANY 2022 LONG-TERM INCENTIVE PLAN
73	Shareowner Proposal
	73	PROPOSAL 5 SHAREOWNER PROPOSAL FOR CEO COMPENSATION TO WEIGH WORKFORCE PAY AND OWNERSHIP
75	Security Ownership
	75	Five Percent Holders
	76	Officer and Director Stock Ownership
78	About The Meeting
	78	Information About this Proxy Statement
	78	Who Can Vote - Record Date
	78	How to Vote - Proxy Instructions
	79	Revocation of Proxies
	79	Quorum
	80	Required Vote
	80	Other Business
	80	Costs
81	Miscellaneous

Board Voting Recommendation "FOR"
Board Voting Recommendation "AGAINST"

8	Kellogg Company

Board and Corporate Governance

PROPOSAL 1
Election of Directors

The Board recommends a vote FOR each director nominee.

For more than 110 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. These foods include snacks, such as crackers, savory snacks, toaster pastries, cereal bars and bites; and convenience foods, such as, ready-to-eat cereals, frozen waffles, veggie foods and noodles. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. In addition, the Board desires to have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, innovation / research and development, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.
The Nominating and Governance ("N&G") Committee considers a diverse slate of candidates when filling Board vacancies. The N&G Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the N&G Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the N&G Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The N&G Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While diversity is a critical criteria in Board composition (demonstrated by the strong diversity of backgrounds of our Directors) and how the Board considers diversity when evaluating Board members is included in our publicly available Corporate Governance Guidelines, the N&G Committee has not established a formal policy regarding diversity. The N&G Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all Shareowners without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; (6) has the ability to apply sound and independent business judgment; and (7) has diverse attributes such as differences in background, qualifications and personal characteristics.
The N&G Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend constructive solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other Directors. The N&G Committee conducts an annual review of Director commitment levels, and affirms that all directors are compliant at this time. Finally, while our Directors possess numerous qualities and experiences that make them effective fiduciaries for the Company, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.
Our Amended Restated Certificate of Incorporation (the “Certificate of Incorporation”) and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers approximately twelve members, and expands the Board in order to add outstanding candidates or to prepare for an orderly transition with respect to departures of Directors.

2022 Proxy Statement	9

Board and Corporate Governance
Four Directors have been nominated for re-election at the 2022 Annual Meeting to serve for a term ending at the 2025 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.
The Board recommends that the Shareowners vote “FOR” the following nominees: Rod Gillum, Mary Laschinger, Erica Mann and Carolyn Tastad. Each nominee was recommended for re-election by the N&G Committee for consideration by the Board and proposal to the Shareowners. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
We have a balanced Board which individually possesses the leadership and character commensurate with the role of director, and which collectively possesses the mix of skills necessary to provide appropriate oversight of a company the size and complexity of Kellogg. In addition, the Board possesses a strong mix of experienced and newer Directors. The following skills have been identified by the Board as core competencies:

Accounting and Financial Acumen	Branded Consumer Products / Consumer Dynamics	Crisis Management	Health and Nutrition

Innovation / Research and Development	International and Emerging Markets	People Management	Manufacturing and Supply Chain

Marketing / Brand Building	Regulatory / Government	Retail Environment	Risk Management

Sales and Distribution	Social Responsibility	Strategy / Strategic Planning
Each of our Directors possesses many of these competencies. For purposes of this Proxy Statement, the Director biographies highlight approximately five of these competencies that each Director possesses.

10	Kellogg Company

Board and Corporate Governance
Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

ROD GILLUM | 71
Principal in the Detroit law office of Jackson Lewis P.C.
Mr. Gillum has served as a member of the Board of Trustees of the W.K. Kellogg Foundation since December 2006. He also served as board chair in 2012-2013 and co-trustee of the W.K. Kellogg Foundation Trust from March 2017 to February 2019. Mr. Gillum is a Principal in the Detroit law office of Jackson Lewis P.C. and co-leads the Firm’s Automotive Industry Team. His practice concentrates on corporate strategies related to crisis management, labor relations and legal risk avoidance. Prior to joining Jackson Lewis, Mr. Gillum was a senior leader at General Motors (GM), where he rose to become Secretary to the GM board of directors, and later Vice President, Corporate Responsibility & Diversity. As a co-leader of the Public Policy Center, based in North America, Europe, Asia, and Latin America, Mr. Gillum developed and coordinated global policy positions on safety, trade and government relations. He also chaired the General Motors Foundation.

Director since February 2019 Committees Manufacturing Social Responsibility and Public Policy
Core Competencies
As a result of these and other experiences, Mr. Gillum possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) crisis management, regulatory and government, risk management, social responsibility and strategy and strategic management.

MARY LASCHINGER | 61
Former Chairman of the Board and CEO of Veritiv Corporation
Ms. Laschinger was the Chairman of the Board and CEO of Veritiv Corporation from July 2014 to September 2020. Previously, Ms. Laschinger served as Senior Vice President of International Paper Company from 2007 to June 2014, and as President of the xpedx, International Paper’s former distribution business, from January 2010 to June 2014. Mary Laschinger became CEO in June 2014. She also served as President of the Europe, Middle East, Africa and Russia business at International Paper, Vice President and General Manager of International Paper’s Wood Products and Pulp businesses, as well as in other senior management roles in sales, marketing, manufacturing and supply chain at International Paper. Ms. Laschinger is a director of Newmont Corporation, and within the past five years, she has also served as a director of Veritiv Corporation.

Director since October 2012 Committees Compensation and Talent Management (Chair) Nominating and Governance Executive
Core Competencies
As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) branded consumer products and consumer dynamics, crisis management, international and emerging markets, people management and sales and distribution. In addition, Ms. Laschinger has significant public company board experience.

2022 Proxy Statement	11

Board and Corporate Governance

ERICA MANN | 63
Former President Consumer Health of Bayer Healthcare LLC
Ms. Mann previously served as a member of the Board of Management of Bayer AG from January 2016 to March 2018, and Bayer AG CH from January 2016 to March 2018. She was also President Consumer Health, Bayer Healthcare LLC from March 2011 to December 2015. Before joining Bayer HealthCare, Ms. Mann was President and General Manager of Pfizer Nutritional Health, a global business unit with operations in more than 80 countries, and served as a member of the Pfizer Senior Management Team from 2008 to 2011. Ms. Mann joined Pfizer upon its acquisition of Wyeth, where as Senior Vice President of Nutrition, she helped establish the shape and strategic direction of the new nutrition business unit. She also has significant experience at other Fortune 500 companies, including Ely Lilly & Company and Johnson & Johnson, and has held leadership positions in South Africa, Australia, New Zealand, Germany, Switzerland and the United States. Ms. Mann is a director of Perrigo Company plc, DSM, a global Nutrition, Health and Sustainable Living company, and Blackmores LTD, a leading Australian Natural Health company.

Director since February 2019 Committees Audit Social Responsibility and Public Policy
Core Competencies
As a result of these and other experiences, Ms. Mann possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, health and nutrition, international and emerging markets, risk management, social responsibility and strategy and strategic planning.

CAROLYN TASTAD | 60
CEO, Health Care, Procter & Gamble
Ms. Tastad is currently the Chief Executive Officer, Health Care at Procter & Gamble ("P&G") and leads the global Health Care business, responsible for sales, profit, selling, innovation, brand-building and supply across P&G’s Oral Care and Personal Health Care businesses. Prior to August 2021, Ms. Tastad was the Group President, North America. Ms. Tastad has worked at P&G since 1983, and has significant acquisition integration experience and business model reinvention. She has led large multi-category regional businesses and smaller entrepreneurial global businesses, including responsibility for leading P&G’s selling organization across all sectors and all regions. Ms. Tastad is executive sponsor of P&G’s Gender Equality citizenship effort and leads P&G’s Corporate Women’s Leadership Team. Ms. Tastad previously served in executive roles in the U.S., Canada, and Switzerland. Ms. Tastad is retiring from P&G effective June 30, 2022.

Director since December 2015 Committees Compensation and Talent Management Manufacturing Nominating and Governance
Core Competencies
As a result of these professional and other experiences, Ms. Tastad possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) branded consumer products and consumer dynamics, international and emerging markets, marketing / brand building, people management, sales and distribution.

12	Kellogg Company

Board and Corporate Governance
Continuing Directors to Serve Until the 2023 Annual Meeting

STEPHANIE BURNS, Ph.D. | 67
Former Chief Executive Officer of Dow Corning Corporation
Dr. Burns served as Chief Executive Officer of Dow Corning Corporation from 2004 to 2011 and its Chairman from 2006 through 2011. She began her career with Dow Corning in 1983 and later became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as President in 2003. Dr. Burns is a director of Corning Incorporated and HP Inc., and within the past five years, Dr. Burns has also served as a director of GlaxoSmithKline plc.

Director since February 2014 Committees Audit (Chair) Nominating and Governance Executive
Core Competencies
As a result of these professional and other experiences, Dr. Burns has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, and possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, crisis management, innovation / research and development, regulatory and government affairs and risk management. In addition, Dr. Burns has significant public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight).

STEVE CAHILLANE | 56
Chairman of the Board, President and Chief Executive Officer of Kellogg Company
Mr. Cahillane has been Chairman of the Board of Kellogg Company since March 2018, and President and Chief Executive Officer since October 2017. He has also served as a Kellogg Director since October 2017. Prior to joining Kellogg, Mr. Cahillane served as Chief Executive Officer and President, and as a member of the board of directors, of Alphabet Holding Company, Inc., and its wholly-owned operating subsidiary, The Nature’s Bounty Co. from September 2014. Prior to that, Mr. Cahillane served as Executive Vice President of The Coca-Cola Company from February 2013 to February 2014 and President of Coca-Cola Americas, the global beverage maker’s largest business, with $25 billion in annual sales at that time, from January 2013 to February 2014. Mr. Cahillane served as President of various Coca-Cola operating groups from 2007 to 2012. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2018.

Director since October 2017 Committees Executive (Chair)
Core Competencies
As a result of these professional and other experiences, Mr. Cahillane possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) branded consumer products and consumer dynamics, health and nutrition, innovation / research and development, international and emerging markets, marketing / brand building, sales and distribution and strategy and strategic planning.

2022 Proxy Statement	13

Board and Corporate Governance

RICK DREILING | 68
Former Chief Executive Officer of Dollar General Corporation
Mr. Dreiling is Lead Director of the Board of Lowe’s Companies Inc. He previously served as Chief Executive Officer of Dollar General Corporation until his retirement in June 2015. He was also Chairman of Dollar General from December 2008 to January 2016, and served as Senior Advisor from June 2015 to January 2016. Mr. Dreiling has more than 40 years of diverse retail industry experience in consumer discount, drug store and grocery sectors. He spent 34 years with Safeway, Inc. in roles spanning marketing, manufacturing, distribution, merchandising and retail operations. Mr. Dreiling is also a director of Aramark and PulteGroup Inc.

Director since June 2016 Committees Audit Compensation and Talent Management
Core Competencies
As a result of these and other experiences, Mr. Dreiling possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, people management, retail environment, risk management and strategy and strategic planning. In addition, Mr. Dreiling has significant public company board experience.

LA JUNE MONTGOMERY TABRON | 59
President and CEO of the W.K. Kellogg Foundation
Ms. Montgomery Tabron was elected President and CEO of the W.K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 32 years with the W.K. Kellogg Foundation, she held various positions in finance, including Executive Vice President of Operations and Treasurer from March 2012 to December 2013, COO and Treasurer from January 2010 to February 2012, Vice President of Finance and Treasurer from September 2000 to December 2009, Assistant Vice President of Finance and Assistant Treasurer from September 1997 to September 2000, and Controller from May 1987 to September 1997. Ms. Montgomery Tabron has also been a trustee of the W.K. Kellogg Foundation Trust since 2014.

Director since February 2014 Committees Social Responsibility and Public Policy (Chair) Manufacturing Executive
Core Competencies
As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) crisis management, health and nutrition, regulatory and government, social responsibility and strategy and strategic planning. In addition, Ms. Montgomery Tabron has significant private company board experience (including specific experience in social responsibility oversight). She also has a unique sense of shareowner perspectives.

14	Kellogg Company

Board and Corporate Governance
Continuing Directors to Serve Until the 2024 Annual Meeting

CARTER CAST | 58
Venture Partner at Pritzker Group Venture Capital
Mr. Cast is currently a venture partner at Pritzker Group Venture Capital, a senior advisor at Pritzker Group Private Capital and is on faculty at Northwestern University’s Kellogg School of Management, where he is a clinical professor teaching entrepreneurship, innovation and marketing. Mr. Cast served as CEO of the online retail company, Hayneedle, Inc., from September 2007 until June 2011. Mr. Cast brings vast experience in the digital arena, previously helping to build and then lead Walmart.com, as its CEO. Prior to 2000, he led the launch of the Blue Nile brand, the leading online jewelry retailer and also served as the Chief Marketing Officer at eBay. He also has previously served as the Vice President of Product Marketing and Marketing Communications at Electronic Arts. Mr. Cast has significant leadership experience as well at other Fortune 500 companies, including PepsiCo where he was a marketing executive, and Frito-Lay where he managed its $1.5 billion tortilla chip category.

Director since June 2017 Committees Manufacturing Social Responsibility and Public Policy
Core Competencies
As a result of these professional and other experiences, Mr. Cast possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, branded consumer products and consumer dynamics, retail environment (including the e-commerce channel / business model), risk management and social responsibility.

ZACK GUND | 51
Managing Partner of Coppermine Capital, LLC
Mr. Zack Gund is currently a Managing Partner of Coppermine Capital, LLC, a private investment firm he founded in 2001. Mr. Gund makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing.

Core Competencies
As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, crisis management, manufacturing and supply chain, strategy/strategic planning, and retail environment. He also has a unique sense of shareowner perspectives. Mr. Zack Gund is the son of Mr. Gordon Gund.

Director since December 2014 Committees Manufacturing (Chair) Compensation and Talent Management Nominating and Governance Executive

2022 Proxy Statement	15

Board and Corporate Governance

DON KNAUSS | LEAD DIRECTOR | 71
Former Chairman and CEO of The Clorox Company
Mr. Knauss retired as Executive Chairman of the Board of The Clorox Company in July 2015. He had served as Chairman and CEO of The Clorox Company from 2006 to 2014. He was Executive Vice President of The Coca-Cola Company and President and COO for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and President and CEO of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. In addition, Mr. Knauss is a director of McKesson Corporation and Target Corporation.

Director since December 2007 Committees Nominating and Governance (Chair) Audit Compensation and Talent Management Executive
Core Competencies
As a result of these professional and other experiences, Mr. Knauss has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, and possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) accounting and financial acumen, crisis management, people management, retail environment, and branded consumer products/consumer dynamics. In addition, Mr. Knauss has significant public company board experience (including specific experience in auditing, manufacturing, and marketing oversight), which strongly positions him to serve as the Lead Director of Kellogg.

MIKE SCHLOTMAN | 64
Former Executive Vice President and Chief Financial Officer of Kroger
Mr. Schlotman was the Executive Vice President and Chief Financial Officer of Kroger from September 2015 through December 2019. Before that, he was elected Senior Vice President and Chief Financial Officer in June 2003, and Group Vice President and Chief Financial Officer in January 2000. Prior to that he was elected Vice President and Corporate Controller in 1995, and served in various positions in corporate accounting since joining Kroger in 1985.

Director since October 2020 Committees Audit Social Responsibility and Public Policy

Core Competencies
As a result of these professional and other experiences, Mr. Schlotman possesses particular knowledge and experience in a variety of the identified core competencies and other areas that strengthens the Board’s collective knowledge, capabilities and experience, including (but not limited to) in accounting and financial acumen, crisis management, retail, regulatory and government, risk management and strategy and strategic planning.

16	Kellogg Company

Board and Corporate Governance
Corporate Governance
Board-Adopted Corporate Governance Guidelines
We operate under corporate governance principles and practices (the “Corporate Governance Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Corporate Governance Guidelines include the following:

Board Independence
•A majority of the Directors, and all of the members of the Audit Committee, Compensation and Talent Management ("C&T") Committee, and N&G Committee, are required to meet the independence requirements of the New York Stock Exchange and the SEC.
•One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of the independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to communicate with the Board. See also "Board and Corporate Governance - Corporate Governance - Lead Director."
•The Board and each Board Committee have the authority to hire independent legal, financial or other advisors as they may deem necessary, at the Company's expense.
•The Corporate Governance Guidelines provide that non-employee Directors meet in executive session at least three times annually. As a general practice, the non-employee Directors are scheduled to meet in executive session at every Board and Committee meeting.
•No Director shall serve as a director, officer or employee of a competitor.

Strategic Oversight
•Directors review the Company's strategy periodically during the year and dedicate at least one meeting per year to focus on a strategic review, including the key elements of the Company's strategy.
•Directors have direct and regular access to officers, employees, facilities, books and records of the Company and can initiate contact or meetings directly or through the CEO or Secretary.

Performance Assessments
•The Board and Board Committees conduct annual performance evaluations to assess whether the Board, its Committees, and the Directors are functioning effectively.
•The independent members of the Board use the recommendations from the N&G Committee and C&T Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

Succession Planning	•The Board periodically reviews CEO succession planning, and at least once per year.

Restrictions and Rules
•Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer their resignation for the Board to consider the continued appropriateness of Board membership under the circumstances.
•No Director may be nominated for a new term if he or she would attain the age limit of seventy-two or older at the time of election, unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for additional terms due to his or her unique capabilities or special circumstances.
•No Director should serve on more than three other public company boards, in addition to Kellogg (with consideration given to public company leadership roles and outside commitments).
•All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.
•Continuing education is provided to Directors consistent with our Board education policy.

Board Leadership Structure; Communication with the Board
The mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Kellogg and its Shareowners. The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

2022 Proxy Statement	17

Board and Corporate Governance
Independence; Board Mix
Our Board has an effective mix of independent and management Directors. It is composed of eleven independent Directors and Mr. Cahillane, our CEO.
Independence and Committee Structure After 2022 Annual Meeting
In 2021, the Board had six standing Committees: (i) Audit, (ii) C&T, (iii) N&G, (iv) Manufacturing, (v) Social Responsibility and Public Policy ("SRPP"), and (vi) Executive. The Audit, C&T, N&G, Manufacturing, and SRPP Committees are composed solely of independent Directors, each with a different independent Director serving as Committee chair.

Board Independence	Diversity	Tenure

Board Leadership Structure
The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. On March 15, 2018, the Chairman and CEO roles were combined, with the Board electing Mr. Cahillane as Chairman of the Board. At this time, the Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our Lead Director, is the most effective leadership structure for Kellogg for many reasons. In particular, the Board believes the combined role is appropriate because of:
•Mr. Cahillane’s extensive knowledge and experience in a variety of areas, including strategy and strategic planning, branded consumer products and consumer dynamics, and innovation and research and development acquired as a result of his professional and other experiences, gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations, and
•Mr. Cahillane’s knowledge of Kellogg's business, operations and risks acquired in his role as CEO gives him the insight necessary to combine the responsibilities of strategic development along with management of day-to-day operations and execution.
We believe Don Knauss, as the Company's Lead Director, provides the necessary independent voice on issues facing the company and ensures that key issues are brought to the Board's attention and that proper corporate governance is maintained.

LEAD DIRECTOR
Don Knauss, an independent Director and the Chairman of the N&G Committee, is currently our Lead Director. Mr. Knauss is an effective Lead Director for Kellogg due to, among other things:
•independence;
•board leadership experience as CEO, Chairman and Executive Chairman of The Clorox Company;
•strong strategic and financial acumen;
•commitment to ethics;
•extensive knowledge of the retail environment and branded consumer products; and
•deep understanding of Kellogg and its business obtained while serving as a Kellogg Director.
The independent Lead Director serves a variety of roles, including:
•for every meeting , reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate Board and Committee topics are reviewed and sufficient time is allocated to each;
•liaising between the Chairman and CEO and non-management Directors if and when necessary and appropriate (that said, each Director has direct and regular access to the Chairman and CEO);
•presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present;
•calling an executive session of independent Directors at every meeting consistent with the Corporate Governance Guidelines;
•responsibility for leading the Board's annual evaluation process, including conducting private, individual reviews with each Director; and
•facilitating succession planning for the Board, including by having the N&G Committee and the independent Directors regularly discuss and evaluate CEO succession plans.
Mr. Knauss may be contacted at donald.knauss@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Knauss at this e-mail address.

18	Kellogg Company

Board and Corporate Governance
Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure as appropriate. We believe that Kellogg, like many U.S.-based companies, has been well-served by this flexible leadership structure.
Self-Evaluation
Our Lead Director leads our annual process whereby the Board conducts an annual performance evaluation to assess the performance of the Board, its Committees, and the Directors, and to determine how to make the Board even more effective. The process includes detailed written survey materials as well as individual, private meetings between each Director and the Lead Director.
BOARD SELF-EVALUATION / CONTINUOUS IMPROVEMENT PROGRAM
Company Strategy
Strategic planning and oversight of the Company’s business strategy is a key responsibility of the Board, and the Board has deep experience and expertise in the areas of strategy and strategic development. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multi-step approach in exercising its responsibilities. Our entire Board discusses the strategic priorities of the Company, taking into consideration global economic, consumer, environmental, social, governance, and other significant trends, as well as changes in the food industry and regulatory initiatives. The Board reviews the Company’s strategy periodically during the year, and dedicates at least one meeting each year to focus on a strategic review, including key elements of our strategy. Relevant strategic topics are also embedded in the work of Committees. The Board is uniquely positioned to provide the oversight required for the Company's strategy given the specific and diverse mix of skills, capabilities and core competencies relating to our long-term strategy and business model as well as their diverse perspectives, experiences and backgrounds (see “Board and Corporate Governance – Election of Directors”).
While the Board and its Committees oversee strategy and strategic planning, management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. The Board’s discussions are enhanced with first-hand experiences, such as visits to specific markets and interaction with key retailers, which provide Directors an opportunity to experience strategy execution.
The Board’s oversight and management’s execution of business strategy are intended to help promote the creation of long-term shareowner value in a sustainable manner, with a focus on assessing both opportunities available to us and risks that we may encounter.

2022 Proxy Statement	19

Board and Corporate Governance
Board Oversight of Enterprise Risk
The Board utilizes our Enterprise Risk Management (“ERM”) process to assist in fulfilling its oversight of the Company's risks. While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit, who reports to the Chair of the Audit Committee.
Due to the dynamic nature of risk and the business environment generally, at every Audit Committee meeting, the Company provides a status report on key enterprise risks, and regularly provides in-depth reviews on select topics. ERM topics are also discussed in other Committee meetings. In addition, Board and Committee agendas are updated throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks in a timely and effective manner.

BOARD OF DIRECTORS
•During regularly scheduled meetings, the full Board and Audit Committee receive an update on the key enterprise risks, including current status and action items
•The full Board reviews the results of the annual risk assessment
•Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly:

RISK ASSESSMENT
The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk (including how ERM is integrated into the Company’s internal audit plan). Many of our key business leaders, functional heads and other managers from across the globe provide perspective and input in a targeted and strategic manner to develop the Company’s holistic views on enterprise risks.
The centerpiece of the assessment is the distillation of this review into key enterprise risks which includes the potential magnitude, likelihood and velocity of each risk. As part of the process for assessing each risk, management identifies the following:
•the nature of the risk
•the senior executive responsible for managing the risk
•the potential impact of the risk
•management’s approach to manage the risk
•Board or Committee updates
The results of the risk assessment are then integrated into the Board’s processes.

AUDIT COMMITTEE
•Responsible for monitoring the ERM process
•Coordinates with the Vice President, Internal Audit, who reports to the Chair of the Committee
•Receives updates on the key enterprise risks
•Reviews the ERM process and results of the annual risk assessment

ALL COMMITTEES
Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those key enterprise risks relating to the particular Committee.

MANAGEMENT
•Conducts a formal risk assessment of Kellogg's business annually
•Evaluates the completeness of the Enterprise Risks universe
•Key risks are reviewed and mitigation plans developed by designated senior leaders responsible for day-to-day risk management

20	Kellogg Company

Board and Corporate Governance
Majority Voting for Directors; Director Resignation Policy
Our bylaws contain a majority voting standard for the election of Directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” (excluding abstentions). No Director will be nominated for election or otherwise be eligible for service on the Board unless and until such candidate has delivered an irrevocable resignation to the N&G Committee that would be effective upon (i) such Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of the resignation. If a Director fails to achieve the required vote in an uncontested election, the N&G Committee would promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation. The Board would act on the N&G Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. The Director whose resignation is under consideration shall not participate in the recommendation of the N&G Committee or deliberations of the Board with respect to his or her nomination. Following the Board’s decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered. To the extent that a resignation is accepted, the N&G Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Director Independence
The Board has determined that all current Directors (other than Mr. Cahillane) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2021, 2020, or 2019 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.
The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.
Related Person Transactions
The Board has adopted a written policy relating to the N&G Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Secretary administers procedures adopted by the Board with respect to related person transactions and the N&G Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the N&G Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the N&G Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the N&G Committee. In approving any related person transaction, the N&G Committee must determine that the transaction is fair and reasonable to Kellogg. The N&G Committee periodically reports on its activities to the Board. The written policy relating to the N&G Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Governance” link.
There were no related person transactions in 2021 that require reporting under the SEC disclosure rules.

2022 Proxy Statement	21

Board and Corporate Governance
Shareowner Recommendations for Director Nominees
The N&G Committee will consider Shareowner nominations for membership on the Board. For the 2023 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017-3534, which will forward them to the Chairman of the N&G Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 3,, 2022 and not later than December 3, 2022. Recommendations must also include certain other requirements specified in our bylaws.
When filling a vacancy on the Board, the N&G Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The N&G Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the N&G Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners. For more information, see “Board and Committee Membership-Nominating and Governance Committee.”
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for Annual Meeting
Our bylaws permit a Shareowner, or a group of up to 20 Shareowners, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the Shareowner(s) and the nominee(s) satisfy the requirements specified in the bylaws. For the 2023 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017-3534. Any such nomination must be received by us not earlier than October 4, 2022 and not later than November 3, 2022. Any such nomination must meet the other requirements set forth in our bylaws.
Attendance at Annual Meetings
All incumbent Directors are expected to attend the Annual Meeting of Shareowners. All of our Directors attended the 2021 Annual Meeting of Shareowners.
Code of Conduct/Ethics
We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the CEO, CFO, other named executive officers, and Corporate Controller). Any amendments to, or waivers of, the Global Code of Ethics applicable to our CEO, CFO or Corporate Controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2021.
Availability of Corporate Governance Documents
Copies of the Corporate Governance Guidelines, the Charters of the Audit, C&T, and N&G Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations,” then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

22	Kellogg Company

Board and Corporate Governance
Board and Committee Membership
The Board routinely reviews Board composition to ensure that it has the right balance of skills to fulfill its oversight obligations for Shareowners. As part of that process, the N&G Committee and the Board consider current tenure and potential retirements.
The Board had the following standing Committees in 2021: (i) Audit; (ii) C&T; (iii) N&G; (iv) Manufacturing; (v) SRPP; and (vi) Executive.
The Board held 8 meetings in 2021. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board Committees of which the Directors were members during 2021 that were held while such Directors were on the Board.
The table below provides 2021 membership and meeting information for each Board Committee as of January 1, 2022 (the last day of fiscal year 2021):

Name(3)	Audit	Compensation and Talent Management	Nominating and Governance	Manufacturing	Social Responsibility and Public Policy
Stephanie Burns	Chair
Steve Cahillane(1)
Carter Cast
Rick Dreiling
Rod Gillum
Zack Gund				Chair
Don Knauss			Chair
Mary Laschinger		Chair
Erica Mann
La June Montgomery Tabron					Chair
Mike Schlotman
Carolyn Tastad
2021 Meetings Held	6	6	3	4	3
(1)Mr. Cahillane is not a formal member of any Committee (other than Executive) and attends meetings for each Committee.
In addition, the Board also has an Executive Committee made up of the CEO and Committee Chairs, which held no meetings in 2021.
Each of the Company's Committees may form and delegate authority to subcommittees when it deems appropriate.

2022 Proxy Statement	23

Board and Corporate Governance
Audit Committee

Stephanie Burns (Chair) Rick Dreiling	Don Knauss Erica Mann	Mike Schlotman	2021 Meetings Held: 6
Pursuant to a written charter, the Audit Committee’s responsibilities include the following.
•The Committee assists the Board in monitoring the following:
–the integrity of the financial statements of the Company;
–the independence and performance of the Company’s independent registered public accounting firm;
–the performance of the Company’s internal audit function;
–the Company’s ERM process and key risks;
–compliance by the Company with legal and regulatory requirements; and
–other related matters.
•The Committee, or its Chair, pre-approves all audit, audit-related, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates.
•The Committee discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm.
•The Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm.
•As part of the annual auditor engagement process, the Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years and the Committee had direct and meaningful involvement in the selection of the lead engagement partner.
The Committee assists the Board in monitoring the following key ESG priorities: risk management, anticorruption, data privacy, and data security.
Ms. Burns, the Chair of the Committee, and Mr. Knauss have each been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K.
The Committee also has the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain, approve the services, determine the fees and other retention terms and terminate outside advisors and counsel.
The Board has determined that each member of the Committee meets the definition of independence under our Corporate Governance Guidelines.

24	Kellogg Company

Board and Corporate Governance
Compensation and Talent Management Committee

Mary Laschinger (Chair) Rick Dreiling	Zack Gund Don Knauss	Carolyn Tastad	2021 Meetings Held: 6
Pursuant to a written charter, the C&T Committee’s responsibilities include the following:
•reviewing and approving the compensation philosophy and principles for senior executives;
•reviewing and making recommendations for the compensation of senior management personnel and monitoring overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices;
•reviewing and recommending the compensation of the CEO;
•sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation;
•overseeing and administering employee benefit plans to the extent provided in those plans;
•reviewing with management employment and employment-related matters and employment programs;
•reviewing trends in management compensation;
•reviewing talent development;
•setting the composition of the peer company group used for market comparison for executive compensation;
•determining applicable stock ownership guidelines for certain executives and monitoring compliance with guidelines;
•reviewing the Company’s equity, diversity and inclusion programs and policies; and
•overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices, which includes the annual review of our compensation program for design features considered to encourage excessive risk taking and Kellogg’s approach to those features.
The Committee assists the Board in monitoring the following key ESG priorities: recruitment and retention, training and career development, and equity, diversity, and inclusion.
The Committee receives periodic updates on the Company's equity, diversity, and inclusion (ED&I) programs, goals, status and ongoing activities. In addition, ED&I is an ongoing agenda topic as the Company's Annual Incentive Plan includes specific targets for key ESG topics, including ED&I (see “Compensation Discussion and Analysis — Compensation Plans and Design – Annual Incentives”). The full Board is actively engaged in ED&I as it reviews a thorough review of ED&I annually as part of their oversight of talent and the broader organization as well as the role of ED&I in the Company's strategy.
For information about the Committee’s processes for establishing and overseeing executive compensation, including with respect to its retention and use of a compensation consultant, refer to “Compensation Discussion and Analysis — Compensation Approach.”
The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Prior to retaining any such consultant, or other advisor, the Committee considers whether the work of such consultant or other advisor would raise an conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant.
The Board has determined that each member of the Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Committee are not current or former employees of Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 under the Securities Exchange Act of 1934.

2022 Proxy Statement	25

Board and Corporate Governance
Nominating and Governance Committee

Don Knauss (Chair) Stephanie Burns	Zack Gund Mary Laschinger	Carolyn Tastad	2021 Meetings Held: 3
Pursuant to a written charter, the N&G Committee’s responsibilities include the following.
•The Committee assists the Board by:
–identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors;
–recommending nominees for Director to the Board;
–recommending Committee assignments;
–reviewing annually the Board’s compliance with the Corporate Governance Guidelines;
–reviewing annually the Corporate Governance Guidelines and recommending changes to the Board;
–monitoring the performance of Directors and conducting performance evaluations of each Director before the Director’s re-nomination to the Board;
–administering the annual evaluation of the Board;
–providing annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance;
–considering and evaluating potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2021);
–making a report to the Board on CEO succession planning at least annually;
–providing an annual review of the independence of Directors to the Board;
–reviewing and recommending to the Board responses to Shareowner proposals; and
–overseeing governance-related engagement with stockholders and proxy advisory firms, and review proxy advisory firm policies and voting recommendations.
–reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 Regulation S-K) on an ongoing basis, in accordance with the Company’s related party transactions policies; and
–reviewing Director compensation.
•The Chair of the Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board.
The Committee assists the Board in monitoring the following key ESG priorities: governance and board diversity.
The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Prior to retaining any such consultant, or other advisor, the Committee considers whether the work of such consultant or other advisor would raise an conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant.
As noted above, the Board has determined that each member of the Committee meets the definition of independence under our Corporate Governance Guidelines.

26	Kellogg Company

Board and Corporate Governance
Manufacturing Committee

Zack Gund (Chair) Rod Gillum	Carter Cast La June Montgomery Tabron	Carolyn Tastad	2021 Meetings Held: 4
Pursuant to a written charter, the Manufacturing Committee’s responsibilities include the following.
•The Committee assists the Board in discharging its oversight responsibilities, with the primary focus on Kellogg’s food quality and safety, manufacturing facility operations, and people and labor strategies.
•As it deems appropriate, the Committee reviews policies, programs and practices, and provide strategic advice and counsel concerning the matters set forth above including, but not limited to
–food safety;
–employee health and safety;
–capacity utilization and planning;
–contingency planning;
–productivity programs;
–commodity purchasing and hedging programs; and
–people utilization and union and non-union strategies.
•The Committee also regularly reviews global food safety and people safety performance reports, including results of regulatory audits, as well as supply chain financial performance.
The Committee assists the Board in monitoring the following key ESG priorities: food safety and quality, and employee safety.
The Committee also has authority and resources to retain outside, independent counsel or other advisors as it deems necessary to discharge its responsibilities.

2022 Proxy Statement	27

Board and Corporate Governance
Social Responsibility and Public Policy Committee

La June Montgomery Tabron (Chair) Carter Cast	Rod Gillum Mike Schlotman	Erica Mann	2021 Meetings Held: 3
Pursuant to a written charter, the SRPP Committee’s responsibilities include the following:
•The Committee assists the Board in discharging its oversight responsibilities with respect to corporate responsibility and reputation, and certain environmental, social and public policy issues.
•The Committee also reviews the Company’s policies, programs, practices and disclosures concerning:
–public policy;
–government relations;
–regulatory matters;
–philanthropic activities/charitable contributions;
–sustainability;
–food security;
–conservation of natural resources;
–responsible sourcing; and
–other related topics.
•The Committee is particularly focused on the intersection of philanthropy, public policy, and the Company’s goals.
•The Committee also oversees the Company’s sustainability efforts and climate policy.
The Committee assists the Board in monitoring the following key ESG priorities: philanthropy, climate and sourcing, sustainable packaging, and nutrition.
The Committee oversees the Company's corporate responsibility strategy. Our Senior Vice President (SVP) of Global Corporate Affairs, who reports to the Chairman and CEO, is responsible for successfully implementing the strategy and regularly updating the CEO and the Committee. Our Chief Sustainability Officer reports to the SVP of Global Corporate Affairs. Additionally, numerous leaders are accountable for achieving specific corporate responsibility commitments, based on their roles. This work is aligned with and included in parallel work streams within internal audit and our Audit Committee. Policies and strategies overseen by the Committee are also aligned with our lobbying, advocacy, and membership efforts.
The Committee also has authority and resources to retain outside, independent counsel or other advisors as it deems necessary to discharge its responsibilities.

28	Kellogg Company

Board and Corporate Governance
Executive Committee

Steve Cahillane (Chair) Stephanie Burns	Zack Gund Don Knauss	Mary Laschinger La June Montgomery Tabron	2021 Meetings Held: 0
Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions. The Executive Committee is made up of the CEO and Committee Chairs and held no meetings in 2021.
2021 Director Compensation and Benefits
Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Cahillane, refer to “Executive Compensation” beginning on page 46.
Our 2021 compensation for non-employee Directors was comprised of an annual cash retainer and equity-based grants. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted against the median of our Compensation Peer Group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our Compensation Peer Group. The N&G Committee reviews our Director compensation program on an annual basis with the Company's independent compensation consultant. The independent compensation consultant provides counsel to the Committee in a variety of ways, including an in-depth study that reports and analyzes the director compensation programs in the Compensation Peer Group in an effort to ensure that our program is competitive, consistent with market practice, and designed to attract qualified directors. Although the N&G Committee conducts this review on an annual basis, it generally considers adjustments to Director compensation every other year. No changes were recommended for 2021 or 2020.
Our compensation is designed to create alignment between our non-employee Directors and our Shareowners through the use of equity-based grants. In 2021, approximately 60% of non-employee Director compensation was in equity and approximately 40% was in cash, excluding the Lead Director and Committee Chair retainers.
Compensation as of January 1, 2022 (the end of fiscal year 2021), for non-employee Directors consisted of the following:
Annual Retainer
There is an additional cash retainer of $30,000 for the Lead Director, $20,000 for the Chairs of the Audit, C&T, and N&G Committees, and $15,000 for the Chairs of the SRPP and Manufacturing Committees.
Actual annual pay varies somewhat among non-employee Directors based primarily on Lead Director and Committee chair responsibilities. To the extent the dollar value of the Annual Stock Awards Retainer exceeds $155,000 at the time of the grant, the excess amount is deducted from the Annual Cash Retainer payments.
Stock Awards
Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors (the "Grantor Trust"). Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.
Business Expenses
Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

2022 Proxy Statement	29

Board and Corporate Governance
Director and Officer Liability Insurance and Travel Accident Insurance
Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not identify the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg chartered and/or commercial aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg chartered and/or commercial aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.
Deferral Program
Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.
Minimum Stock Ownership Requirement
All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer (i.e., $525,000, which is five times the $105,000 cash retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of January 1, 2022, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Cahillane is expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Compensation Policies — Executive Stock Ownership Guidelines,” which is at least six times his annual base salary. Mr. Cahillane has exceeded this requirement.

30	Kellogg Company

Board and Corporate Governance
Directors’ Compensation Table
The individual components of the total compensation calculation reflected in the table below are as follows:
Fees and Retainers
The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2021.
The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, which are placed in the Grantor Trust. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Stephanie A. Burns	124,959	155,041	—	—	—	280,000
Carter Cast	104,959	155,041	—	—	—	260,000
Rick Dreiling	104,959	155,041	—	—	—	260,000
Rod Gillum	104,959	155,041	—	—	—	260,000
Zack Gund	119,959	155,041	—	—	—	275,000
Jim Jenness (5)	26,250	—	—	—	—	26,250
Donald Knauss	154,959	155,041	—	—	—	310,000
Mary Laschinger	124,959	155,041	—	—	—	280,000
Erica Mann	104,959	155,041	—	—	—	260,000
La June Montgomery Tabron	119,959	155,041	—	—	—	275,000
Mike Schlotman (6)	104,959	241,532	—	—	—	346,491
Carolyn Tastad	104,959	155,041	—	—	—	260,000
(1)The amount reflects the aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director. Differences reflect time on the Board during 2021, timing of quarterly payments, and cash retainers paid to Committee Chairs and the Lead Director.
(2)The amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,273 deferred shares of common stock. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” on page 76 of this proxy statement.
(3)Kellogg does not grant stock options to non-employee Directors.
(4)Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.
(5)The amount reflects standard compensation received by Mr. Jenness up to his retirement at the 2021 Annual Meeting of Shareowners.
(6)Mr. Schlotman began his initial term on October 23, 2020, which was after the annual grant to non-employee Directors. In May 2021, Mr. Schlotman received a prorated portion of the 2020 stock awards for his service as Director prior to the 2021 Annual Meeting of Shareowners.

2022 Proxy Statement	31

Compensation

PROPOSAL 2
Advisory Resolution to Approve Executive Compensation

The Board recommends a vote FOR the resolution approving the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Compensation and Talent Management Committee Report
As detailed in its charter, the Compensation and Talent Management ("C&T") Committee oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon these reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 and our proxy statement to be filed in connection with our 2022 Annual Meeting of Shareowners, each of which will be filed with the SEC.
COMPENSATION AND TALENT MANAGEMENT COMMITTEE
Mary Laschinger, Chair
Rick Dreiling
Zack Gund
Don Knauss
Carolyn Tastad
Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our named executive officers as disclosed in this proxy statement. At our 2018 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold an annual shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers. The annual vote will continue until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, which we expect will take place at our 2024 Annual Meeting of Shareowners. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their regular, direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.
This executive summary highlights core principles of our compensation program and the approach followed by the C&T Committee.
Core Principles
We operate in a robust and challenging industry, where competitive compensation is central to business performance. We believe that our executive compensation program for our NEOs should be designed to:
•provide a competitive level of total compensation necessary to attract and retain key talent to help deliver successful business performance;
•appropriately motivate our NEOs to contribute to our near-and long-term success; and
•help drive long-term total return for our Shareowners.

32	Kellogg Company

Compensation
Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Risk Mitigation. A detailed description of these principles is included in the CD&A, and the following is a brief overview of each.

Pay for Performance	Our compensation program is designed to have a significant portion of an NEO’s compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive plan, stock option plan and three-year executive performance plan, and by limiting perquisites.

Shareowner Alignment	We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having stock-based programs represent a significant portion of an NEO’s target compensation and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our C&T Committee uses verification tools such as "total shareowner return" as a key financial metric when reviewing performance to verify our pay for performance connection.

Values-Based	Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

Risk Mitigation	Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced, sustainable manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach
Our compensation approach is based on (a) driving independent decision-making, (b) utilizing Compensation Peer Group data to appropriately benchmark compensation, (c) following a consistent, rigorous compensation target setting process, and (d) using verification tools to ensure appropriate decisions are being made.
2021 Performance/Payouts
AIP Payouts (Pay for Performance)
Our CEO, Mr. Cahillane, who is a participant in the Corporate AIP Plan, received an AIP payout of 101% of target. Mr. Banati, Mr. Hirst, and Mr. Pilnick are also participants in the Corporate AIP Plan and had an AIP payout factor of 101% of target, before consideration for individual performance. Mr. Hood’s AIP is based on both the performance of the North American region he leads as President and, to a lesser extent, the financial performance against the Corporate AIP financial targets. Mr. Hood’s payout factor was 69% of target, before consideration for individual performance. In exercising its judgment-based methodology to ensure appropriate pay for the Company’s performance, the C&T Committee considered a number of factors, including: (i) working differently and managing effectively through the COVID-19 crisis, which allowed us to keep our employees safe, supply our markets with food, aid our communities, and preserve financial flexibility; and (ii) actual performance that was significantly above the 2021 Corporate AIP financial targets for net sales growth.
EPP Payouts (Pay for Performance)
The Company’s Executive Performance Plan (“EPP”) is a stock-based, pay for performance, three-year incentive plan. The actual percent of the EPP target paid to our NEOs each year can range from 0% to 200% of the target opportunity. During the 2019-2021 performance period, EPP Net Sales performance was significantly above the target range and TSR performance was slightly below the target range. The payout for the 2019-2021 EPP is 100% of target.
The goals for the 2019-2021 EPP were tied to organic net sales growth ("EPP Net Sales") and relative total shareowner return (“TSR”) during the three-year performance period. During the performance period, the Company delivered EPP Net Sales of 3.8%, which is significantly above the 1-2% target range. The Company’s relative TSR performance during the period was at the 27th percentile of the TSR Peer Group, below the 33rd–67th percentile target range. The TSR Peer Group consists of the S&P 500 "Food, Beverage, & Tobacco" excluding Beverage and Tobacco but including PepsiCo, Inc., as previously disclosed in our Proxy relating to our 2019 fiscal year (as adjusted for subsequent entrants to the group and removal of companies that are no longer included). Under the EPP, EPP Net Sales and TSR achievement for the 2019-2021 performance period results in a payout of up to 100% of the share target amount. The Committee determined that our NEOs should receive a payout of 100% of share target amount, which was appropriate for the Company’s performance during this period after considering the financial performance as well as (i) organic net sales growth above our peer group median; (ii) historical benchmarking data relating to the performance and commensurate payout of our peer groups; and (iii) successful execution of Deploy for Growth Strategy, which was launched in 2018 with the goal of restoring top-line growth.

2022 Proxy Statement	33

Compensation
For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2022 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This resolution is advisory, and therefore not binding on Kellogg, the Board or the C&T Committee. The Board and the C&T Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such Shareowners’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.
Compensation Discussion and Analysis
In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis (“CD&A”) has been organized into the following sections:
A.Key Decisions Summary – an overview of compensation decisions and program updates.
B.Core Principles – the fundamental tenets upon which our compensation program is built, such as “pay for performance.”
C.Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.
D.Compensation Plans and Design – the specific elements of the compensation program and 2021 pay.
E.Compensation Policies – key policies that govern the operation of the plans.
It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 46 of this proxy statement.
In this proxy statement, we refer to our CEO, CFO, and our three next highest paid individuals as our “named executive officers” or “NEOs.”
A. Key Decisions Summary / Core Principles / Approach / Plans and Design / Policies
The C&T Committee took the following key actions:
Program Updates
The C&T Committee regularly reviews the design and effectiveness of the Company’s compensation program. This includes engaging with a variety of stakeholders to gain feedback and input on the Company's compensation programs, including the Company’s discussions with Shareowners and on-going reviews with the Company’s independent compensation consultant. Based on this input and C&T Committee deliberation, the following program updates were made to the Company’s executive program for 2021:
•AIP Performance Metric Weights (Pay for Performance). In 2021, the weighting for AIP Operating Profit was increased from 40% to 50%. The 2021 financial metric weights were 50% AIP Operating Profit, 30% AIP Net Sales, and 20% AIP Cash Flow, as such terms are defined below.
•AIP Non-Financial/ESG Metric Weights. The company has long included non-financial metrics in our plan, and in 2021, the weighting of Equity, Diversity & Inclusion was increased to reflect our commitments and the impact they have on driving business success.
2021 Annual Incentive Plan (“AIP”) Payouts (Pay for Performance)
2021 Corporate AIP Payout 101% of target
Our CEO, Mr. Cahillane, who is a participant in the Corporate AIP Plan, received an AIP payout of 101% of target. Mr. Banati, Mr. Hirst, and Mr. Pilnick are also participants in the Corporate AIP Plan and had an AIP payout factor of 101% of target, before consideration for individual performance. Mr. Hood’s AIP is based on both the performance of the North American region he leads as President and, to a lesser extent, the financial performance against the Corporate AIP financial targets. Mr. Hood’s payout factor was 69% of target, before consideration for individual performance. For more information about the AIP and actual payouts for each NEO, see “Annual Incentives” beginning on page 40 of this proxy statement.

34	Kellogg Company

Compensation
2019-2021 Executive Performance Plan (“EPP”) Payouts (Pay for Performance)
2019-2021 EPP Payout 100% of target
For the 2019-2021 EPP, the Company delivered EPP Net Sales growth of 3.8%, which is significantly above the 1-2% target range. With respect to relative TSR, the Company was at the 27th percentile of the TSR Peer Group, below the 33rd–67th percentile target range. Under the Plan, this performance results in a payout of up to 100% of the share target amount. The Committee determined that our NEOs should receive a payout of 100% of share target amount which was appropriate for the Company’s performance during this period. For more information about the 2019-2021 and actual payouts for each NEO, see “Long-Term Incentives” beginning on page 42 of this proxy statement.
B. Key Decisions Summary / Core Principles / Approach / Plans and Design / Policies
We operate in a robust and challenging industry, where competitive compensation is central to business performance. We believe that our executive compensation program for our NEOs should be designed to:
•Provide a competitive level of total compensation necessary to attract and retain key talent to help deliver successful business performance;
•Appropriately motivate our NEOs to contribute to our near and long-term success; and
•Help drive long-term total return for our Shareowners.
Accordingly, our compensation program is based on the following core principles — each of which is more fully described below.
•Pay for Performance,
•Shareowner Alignment,
•Values-Based, and
•Mitigating Risk.
Pay for Performance
The fundamental principle underlying our compensation programs is pay for performance. That is, we link the amount of actual pay to the performance of Kellogg and each NEO. We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).
Market Driven Compensation
All components of our executive compensation package are targeted at the median of the market of our Compensation Peer Group (as described below) to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Compensation opportunities vary based on time in position, criticality of retention, and sustained performance, as well as other factors. Annual incentive compensation targets may be above or below the median of our Compensation Peer Group based on a variety of factors, including experience and tenure in the role. Actual incentive compensation payouts are based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.

2022 Proxy Statement	35

Compensation
Performance-Based Compensation
A significant portion of our senior executive’s target compensation is “performance-based” pay, tied to both short-term performance (AIP awards) and long-term performance (EPP awards and stock options). The annual compensation package for our CEO, Mr. Cahillane, has approximately 89% of target annual compensation (salary, annual incentives and long-term incentives) linked to performance-based incentives. The annual compensation package for our other NEOs averaged approximately 64% of target annual compensation linked to performance-based incentives.
Limited Perquisites
To further ensure pay for performance, executives receive limited perquisites, as shown on page 46. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote ‘6’.”
Shareowner Alignment
Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a longer-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs total target compensation is comprised of equity-based incentives (approximately 72% of our CEO’s annual target compensation, and an average of 56% of our other NEOs annual target compensation).
At the 2021 Annual Meeting of Shareowners, our Shareowners expressed strong support for the Company’s compensation program with approximately 97% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. In addition, during the course of 2021, the Company continued regularly engaging with our Shareowners about various corporate governance topics, including executive compensation. When setting compensation, and in determining compensation policies and practices like changing long-term incentives mix and the performance metrics, the C&T Committee took into account feedback from Shareowners received through the Company’s Shareowner outreach program, as well as the results of the 2021 Shareowner advisory resolution to approve executive compensation.
Longer-Term Focus
Our EPP is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical goals over three-year periods. This approach provides the right balance of focusing senior management on important operational and financial goals and providing a direct link to shareowner interests. Specifically, for the 2019-2021 EPP, these goals were tied to organic net sales growth and relative TSR. For the 2021-2023 EPP, the metrics are organic net sales growth and aggregate cash flow. Restricted stock units granted in 2021 are subject to three-year cliff vesting. In 2021, stock options granted vest in three equal annual installments in 2022, 2023, and 2024 and have a 10-year term.
Stock Ownership Guidelines
Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The CEO is expected to own shares equal to at least six times his base salary. The other NEOs are expected to own shares equal to at least three times their base salary. The Company has a policy such that there is a holding period which requires that all of our NEOs hold all shares received from option or stock awards until their respective ownership guideline is met. Our NEOs currently exceed their ownership guidelines.
Values-Based
Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. Each NEO is evaluated on their specific contributions (the “what”), as well as the behaviors they exhibit as they drive results (the “how”). The shared behaviors (what we call our “K Values”) that Kellogg expects and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:
•acting with integrity and showing respect;
•being accountable for our actions and results;
•being passionate about our business, our brands and our food;
•having the humility and hunger to learn;
•striving for simplicity; and
•loving success.

36	Kellogg Company

Compensation
Mitigating Risk
The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation programs mitigate risk by balancing short-term and rolling multi-year incentives which use various financial metrics to encourage the business to grow in a balanced, sustainable manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.
In 2021, the Board of Directors and the C&T Committee reviewed our compensation program to identify any design features that could reasonably be considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Board of Directors and the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
Clawback Policies
We maintain clawback provisions in each of our AIP, stock options, restricted stock units, and EPP programs which give the Company the ability to recover (“clawback”) previously granted payments. These provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for fraud or misconduct causing a financial restatement. Beginning in 2018, we expanded our provisions in all equity awards to require clawback after vesting or exercise (and forfeiture of awards before vesting) if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
C. Key Decisions Summary / Core Principles / Approach / Plans and Design / Policies
Our compensation approach is based on (a) driving independent decision-making, (b) utilizing Compensation Peer Group data to appropriately benchmark compensation, (c) following a consistent, rigorous compensation target setting process, and (d) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.
Independent Decision Making
Our C&T Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the C&T Committee are fully independent, none of the C&T Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation and Talent Management Committee.” In addition, the C&T Committee has utilized an independent compensation consultant for many years.
Semler Brossy Consulting Group ("Semler Brossy"), our independent compensation consultant, works directly for the C&T Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Committee or the Board. The Committee has considered the independence of Semler Brossy in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Semler Brossy addressing the independence of Semler Brossy and the members of the consulting team serving the Committee, including the following factors: (i) services provided to Kellogg by Semler Brossy, (ii) fees paid by Kellogg as a percentage of Semler Brossy’s total revenues, (iii) policies or procedures of Semler Brossy that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of the senior advisor's immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Semler Brossy and its senior advisors involved in the engagement did not raise any conflict of interest.
Peer Groups and Competitive Positioning
We use peer groups to benchmark our compensation against comparable companies and for different components of our overall compensation program to ensure they are competitive and delivering compensation in line with performance:

Peer Group	Overview/Selection Criteria	Primary Purpose
Compensation Peer Group
Consists of companies which we generally compete with for talent, including both food companies and companies in other relevant industries. This group is reviewed on a periodic basis for appropriateness.
Establish target compensation (Base Salary, AIP and LTI).
Performance Peer Group	Generally consists of the food companies in the broader Compensation Peer Group. This group is reviewed on a periodic basis for appropriateness.	Assess relative company performance and assess incentive payouts

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Compensation
The “Compensation Peer Group” is used to ensure that our executive officer compensation is competitive in the marketplace. Consequently, we benchmark our executive compensation to that of the Compensation Peer Group. The C&T Committee uses peer group data to benchmark base salary, target annual and long-term incentives and total compensation. Our total compensation package is targeted at the median of our Compensation Peer Group. Actual incentive compensation payouts will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance relative to our Performance Peer Group. Again, the design drives pay for performance. We believe this approach allows Kellogg to recruit the best talent for the organization and pay for performance.
The Committee reviews at least annually the Compensation Peer Group to confirm that it continues to be an appropriate benchmark. The Committee determines the Compensation Peer Group, taking into account input from the independent compensation consultant, which is based on objective screening criteria for a variety of factors and considers a variety of criteria, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) proxy advisory firms consider Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, and market capitalization.
While we believe that our Compensation Peer Group is representative of the market in which we compete for talent, the composition of our Compensation Peer Group has changed over time. In order to improve the overall comparability of the Compensation Peer Group, Church & Dwight and Starbucks replaced Nike and Mattel in 2021.
The “Performance Peer Group” is used to assess our incentive plan payouts and performance relative to the performance of these direct competitors. This group includes many of the food companies in the broader Compensation Peer Group. The Performance Peer Group companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges. Annual incentive compensation payouts will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance relative to our Performance Peer Group.
As expected, there is meaningful overlap and differences between the Compensation Peer Group and Performance Peer Group. For 2021, our Compensation Peer Group and Performance Peer Group are comprised of the following companies:

COMPENSATION PEER GROUP		PERFORMANCE PEER GROUP

Church & Dwight The Clorox Company Colgate-Palmolive Co. The Estee Lauder Cos., Inc. Hormel Foods Corporation Keurig Dr. Pepper Inc.	Kimberly-Clark Corporation McDonald’s Corporation Starbucks Whirlpool Corporation YUM! Brands, Inc.	Campbell Soup Co. ConAgra Brands, Inc. The Hershey Company General Mills, Inc. The J.M. Smucker Company The Kraft Heinz Company McCormick & Company, Inc. Mondelēz International, Inc. Post Holdings	PepsiCo Inc.

Consistent, Rigorous Process
Each year, the C&T Committee follows a consistent, rigorous process to determine compensation for the NEOs:
•The independent compensation consultant presents the Committee with relevant compensation information such as a market assessment, Compensation Peer Group benchmarking data, information about other relevant market practices, and emerging trends.
•This compensation information provides detailed information for both CEO compensation and the compensation for the other NEOs.
•The independent consultant makes recommendations to the Committee regarding target levels for each pay element for the CEO and the other NEOs, and the CEO makes recommendations to the Committee regarding the performance and compensation for each NEO (other than himself).
•Based on its review of performance versus our operating plan, performance against the Performance Peer Group, individual performance, input from the independent compensation consultant and other factors, the Committee makes recommendations to the independent members of the Board regarding the compensation for the CEO and the other NEOs.
•The independent members of the Board determine the compensation of the CEO and the other NEOs.

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Compensation
Verification Tools
The C&T Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Committee reviews “pay tallies,” which include a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments, and wealth accumulation. In connection with this review, no unintended consequences or other concerns of the compensation program design were discovered. In addition, the Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. Our Committee also uses a key financial metric, TSR, as an additional verification tool to verify our pay for performance connection.
D. Key Decisions Summary / Core Principles / Approach / Plans and Design / Policies
NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants, three-year EPP awards and restricted stock units (except for the CEO, who does not receive any restricted stock units).
Total Compensation
Key elements of our 2021 NEO compensation program are as follows.

Element		Performance / Vesting Period (yrs.)	Purpose	Characteristics
Fixed	Base Salaries	—	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually.
Performance - Based	Annual Incentives (AIP)	One year	Promotes achieving our annual corporate and business unit financial goals, as well as non-financial/ESG objectives such as people safety, food safety and equity, diversity and inclusion.	Performance-based cash opportunity; amount varies based on Company and business results, and individual performance.
	Long-Term Incentives (Executive Performance Plan and Stock Options)	Three years	Promotes (a) achieving our long-term corporate financial goals through the 3-year EPP program and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/ realized will vary from the targeted grant-date fair value based on actual financial and stock price
Stock Ownership	Long-Term Incentives (RSUs)	Three years	Creates a balanced long-term incentive program, helping to manage equity utilization while aligning to market practice.	Cliff vesting provides meaningful retention value; improved stock price performance enhances overall value of awards.
Other	Post-Termination Compensation	—	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.
	Retirement Plans	Long-Term	We provide both matching and fixed Company contributions based on employee deferrals and years of service, respectively.	Fixed component; however, contributions vary based on employee elections.

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Compensation
Base Salaries
The C&T Committee considers a number of factors when determining NEO base salaries including experience, proficiency, individual contributions, job market conditions, sustained performance in role, and the individual’s current base salary compared with those of persons in similar positions at other companies in the Compensation Peer Group. Annually, the C&T Committee evaluates whether to award base salary increases, including considering changes in an NEO’s role and/or responsibility. In 2021, the NEOs other than the CEO received base salary increases that, in the Committee’s view, correctly positioned each NEO’s salary appropriately to the market.
Annual Incentives
Annual incentive plan (“AIP”) awards to the NEOs are paid under the terms of the Kellogg Company 2017 Long-Term Incentive Plan (“LTIP”), which was approved by the Shareowners and is administered by the C&T Committee.
At the beginning of fiscal year 2021, the Committee established annual incentive opportunities for each NEO as a percentage of the executive’s base salary (“AIP Target”). Each year, the Committee sets performance ranges (which we refer to as “bandwidths”) around our metrics. Our NEOs’ AIP Target consisted of (a) financial metrics (90% weighting) consisting of operating profit (“AIP Operating Profit”), net sales (“AIP Net Sales”), and cash flow (“AIP Cash Flow”) which are weighted at 50%, 30%, and 20% respectively and (b) non-financial/ESG metrics (10% weighting) consisting of Equity, Diversity & Inclusion, People Safety, and Food Safety/Quality. For NEOs (other than Mr. Hood), the financial and non-financial/ESG metrics are based on Corporate targets. For our regional presidents, including Mr. Hood, the 90% financial metrics are based on 70% regional targets and 20% Corporate targets, and non-financial/ESG metrics are based on regional targets.

	Financial Metrics	Non-Financial/ESG Metrics
NEOs (other than Mr. Hood)	Based on Corporate target (90%)	Based on Corporate target (10%)
Mr. Hood	Based on North America target (70%) and Corporate target (20%)	Based on North America target (10%)

The C&T Committee and management believe that by using the financial metrics of AIP Operating Profit, AIP Net Sales, and AIP Cash Flow, Kellogg is encouraging top-line growth, as well as profitable growth and cash generation for Shareowners. The Committee and management further believe that the financial metrics should measure comparable operating performance, as those measures provide a clearer view into the Company’s underlying performance. The AIP Operating Profit excludes the effect of restructuring programs, mark-to-market adjustments for commodities, certain equity investments, and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, other costs impacting comparability, and foreign currency. AIP Net Sales excludes the impact of acquisitions, divestitures, foreign currency and differences in shipping days. We measure AIP Cash Flow as net cash provided by operating activities reduced by capital expenditures. While Corporate AIP Cash Flow reflects Kellogg Company consolidated results, North America AIP Cash Flow does not include allocated cash flows for interest, income taxes, and other activities included in our Corporate reportable segment.

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Compensation
As a result of the budgeted assumptions, performance reported in our financial statements may differ from performance against our AIP performance targets. AIP Operating Profit, AIP Net Sales, and AIP Cash Flow are non-GAAP measures, which will differ from the GAAP measures of net sales growth, operating profit growth and cash provided by operating activities.
Targets and bandwidths are set at the beginning of each year through a robust, systematic process. A key element of the target-setting process is the Company's operating plan for the fiscal year, which is designed to achieve our objectives for sustainable, dependable growth, and is approved by the Board. Targets and bandwidths are developed through an iterative process, including reviewing actual and forecasted peer performance and business objectives. Targets are then set to ensure they are reasonable and challenging to drive the performance of the business. The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity.
In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to driving the successful achievement of the Company’s strategy and related business priorities. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, the NEOs are assessed both against their level of individual achievement against these agreed upon goals and the alignment of their behavior in achieving those goals with our core values.
2021 AIP Payouts
Our CEO, Mr. Cahillane, who is a participant in the Corporate AIP Plan, received an AIP payout of 101% of target. For 2021, the financial performance against the performance goals for Corporate were Corporate AIP Operating Profit growth of (1.9)% against a target of (1.7)%, Corporate AIP Net Sales growth of 3.5% against a target of (1.0)%, and Corporate AIP Cash Flow of $1.15 billion against a target of $1.10 billion. Overall, the AIP Net Sales were significantly above target, AIP Operating Profit was below target, and AIP Cash Flow was above target for Corporate performance. This resulted in an AIP formulaic payout factor for the financial metrics of 120% of target for Corporate. In addition, the payout factor was adjusted to reflect the formulaic impact of the non-financial/ESG performance of 111% for Corporate, which resulted in an overall formulaic payout factor of 119%. After considering the Company’s financial performance relative to peers, including sales, operating profit, cash flow, earnings per share and total shareowner return, the Corporate AIP Plan performance payout factor was reduced from 119% to 101% of target for Corporate.
Mr. Banati, Mr. Hirst, and Mr. Pilnick are also participants in the Corporate AIP Plan and, for the same reasons mentioned above, received an AIP payout of 101% of target, before consideration for individual performance.
Mr. Hood’s AIP is based on both the performance of the North American region he leads as president and, to a lesser extent, the financial performance against the Corporate AIP financial targets described above. For 2021, the financial performance against the performance goals for North America were North America AIP Operating Profit growth of (8.8)% against a target of (1.9)%, North America AIP Net Sales growth of (1.1)% against a target of (2.2)%, and North America AIP Cash Flow of $1.20 billion against a target of $1.37 billion. For North America, the AIP Net Sales was above expectations, while AIP Cash Flow and AIP Operating Profit were below target. This, together with the Corporate financial performance, resulted in an AIP formulaic payout factor for the financial metrics of 65% of target for Mr. Hood. In addition, Mr. Hood’s payout factor was adjusted to reflect the formulaic impact of the non-financial/ESG performance of 104% for North America, which resulted in a payout factor of 69% of target for Mr. Hood, before consideration for individual performance.
Corporate and North America AIP Operating Profit growth, AIP Net Sales growth, and AIP Cash Flow are non-GAAP financial measures defined in Annual Incentives on page 40.
For the environmental, social, and governance metrics, objective and challenging performance targets were set at the beginning of the fiscal year for:
•Equity, diversity and inclusion. The Company continues its focus on equity, diversity and inclusion as an important enabler to its business. In 2021, the Company was above target for Corporate and North America, based on its representation results for gender and racially underrepresented talent.
•Food safety and quality. The Company continues to drive strong programs across the network and was at target for Corporate and near target for North America, where a strong reduction in consumer complaints was offset with near target performance in line validations.
•People safety. The Company was above target for Corporate and below target for North America on its people safety metrics, where hand injuries came in at target levels but total recordable incidents was only near target.
In determining the appropriate AIP payout for the Company’s performance, the C&T Committee considered a number of factors, including:
•working differently and managing effectively through the COVID-19 crisis, which allowed us to keep our employees safe, supply our markets with food, aid our communities, and preserve financial flexibility; and
•actual performance that was significantly above the 2021 AIP financial targets for net sales growth.

2022 Proxy Statement	41

Compensation
In exercising its judgment-based methodology to ensure appropriate pay for the Company’s performance, the C&T Committee determined that our NEOs should receive the payout factors described above. That payout is 101% of target for our NEOs (other than Mr. Hood) and 69% of target for Mr. Hood, before consideration for individual performance. The C&T Committee considered Mr. Banati and Mr. Hood’s individual performances in 2021 and awarded AIP payouts equal to 126% and 85% of their AIP Targets, respectively, consistent with the terms of the plan established at the beginning of the year. The C&T Committee considered a number of factors in assessing Mr. Banati’s individual performance including navigating unprecedented dynamic business conditions to meet or exceed our external commitments on all four key financial metrics. The C&T Committee considered a number of factors in assessing Mr. Hood’s individual performance, including leading the North America organization through broad-based, challenging supply disruption and cost inflation, sustaining momentum in certain key businesses, and creating the future by developing and executing commercial capabilities to drive the business going forward.
The chart below includes information about the 2021 AIP for each NEO.

	AIP Target(1)		AIP Maximum	2021 AIP Payout (Paid in March 2022)
Name	% of Base Salary	Amount ($)	Amount ($)	% of AIP Target	Amount ($)
Steve Cahillane	160%	2,080,000	4,160,000	101%	2,100,800
Amit Banati	100%	790,000	1,580,000	126%	995,400
Chris Hood	110%	891,000	1,782,000	85%	757,350
Gary Pilnick	95%	753,350	1,506,700	101%	760,884
Alistair Hirst	90%	618,300	1,236,600	101%	624,483
(1)For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year.
Long-Term Incentives
Long-term incentives are provided to our executives under the 2017 Long-Term Incentive Plan (“LTIP”), which was approved by our Shareowners. These incentives are intended to promote achieving our long-term Corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and units and performance shares and units (such as EPP awards).
All of the 2021 long-term incentive opportunity for the NEOs was provided through stock-based awards, which the C&T Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. Long-term incentive awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our Compensation Peer Group. For 2021, the Committee determined that the NEOs, other than the CEO, would receive approximately 50% of their long-term incentive opportunity in performance shares (granted under the EPP), 25% in stock options, and 25% in Restricted Stock Units (“RSUs”). The Committee determined that the CEO would receive approximately 60% of the long-term incentive opportunity in performance shares (granted under the EPP) and the remaining 40% in stock options. The CEO did not receive RSUs in 2021.
Individual awards at grant may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential.
Executive Performance Plan
The EPP is a stock-based, pay for performance, three-year incentive plan` intended to focus senior management on achieving critical three-year operational goals. The actual percent of the EPP target paid to our NEOs each year can range from 0% to 200% of the target opportunity. The performance levels are based on our long-range operating plan to be challenging and drive sustainable growth. The EPP contemplates the use of various metrics, as determined by the C&T Committee from time to time.
2019-2021 EPP. The payout for the 2019-2021 EPP is 100% of target. During the performance period, EPP Net Sales performance was significantly above the target range and TSR performance was slightly below the target range. Vested EPP awards are paid in Kellogg common stock. The 2019-2021 EPP performance period ended on January 1, 2022 (the last day of fiscal 2021). In February 2022, after Kellogg’s 2021 annual financial statements were completed, the C&T Committee reviewed our performance and used a judgment-based methodology in exercising its discretion to determine the actual payout for the NEOs of 100% of target.
The goals for the 2019-2021 EPP were tied to organic net sales growth ("EPP Net Sales") and relative total shareowner return (“TSR”) during the three-year performance period. These metrics were chosen to drive key business goals and increase Shareowner value. During the performance period, the Company delivered EPP Net Sales of 3.8%, which is significantly above the 1-2% target range. The Company’s relative TSR performance during the period was at the 27th percentile of the TSR Peer Group, below the 33rd–67th percentile target range. The TSR Peer Group consists of the S&P 500 "Food, Beverage, & Tobacco" excluding Beverage and Tobacco (except PepsiCo which is included), as previously disclosed in our Proxy relating to our 2019 fiscal year, using companies that comprise the comparison group at the start of the performance period with subsequent entrants to the group disregarded and companies that are removed are no longer included. Under the Plan, this performance results in a payout of up to 100% of the share target amount. The Committee determined that our NEOs should receive a payout of 100% of share target amount, which was

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Compensation
appropriate for the Company’s performance during this period after considering the financial performance as well as (i) organic net sales growth above our peer group median; (ii) historical benchmarking data relating to the performance and commensurate payout of our peer group median; and (iii) successful execution of Deploy for Growth Strategy, which was launched in 2018 with the goal of restoring top-line growth.
2021-2023 EPP. The C&T Committee reviews the EPP metrics annually and receives input on the metrics from the Company's independent compensation consultant and through the Company’s Shareowner outreach program. For the 2021-2023 EPP, the metrics are organic net sales growth and aggregate operating cash flow.
In 2021, the Committee also set each individual’s EPP target at 50% of their total long-term incentive opportunity (60% for the CEO). Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target. Dividend equivalents accrue and vest in accordance with the underlying EPP award. For the 2021-2023 EPP, the performance targets are organic net sales growth (excluding acquisitions and divestitures during the performance period and foreign currency) and aggregate net cash provided by operating activities reduced by capital expenditures. The 2021-2023 EPP cycle began on January 3, 2021 (first day of fiscal 2021) and concludes on December 30, 2023 (last day of fiscal 2023). The 2021-2023 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 48 of this proxy statement.
The chart below includes information about 2019-2021 EPP opportunities and actual payouts:

			2019-2021 EPP Payout (Paid in February 2022)
Name	EPP Target Share Amount (#)	EPP Maximum Share Amount (#)	% of EPP Target	Share Amount (#)	Pre-tax Value Realized ($)(1)
Steve Cahillane	76,680	153,360	100%	76,680	5,654,007
Amit Banati	13,750	27,500	100%	13,750	1,013,845
Chris Hood	19,400	38,800	100%	19,400	1,430,482
Gary Pilnick	18,430	36,860	100%	18,430	1,358,928
Alistair Hirst	13,580	27,160	100%	13,580	1,001,291
(1)The payout is calculated by multiplying the earned shares plus accrued dividend equivalent units by the closing price of our common stock on February 18, 2022, which was $66.07 per share.
Stock Options
The exercise price for the options is set at the closing trading price on the date of grant. The vesting period for stock option awards to our NEOs is three equal annual installments. Stock options are exercisable for ten years after grant, which further drives Shareowner alignment by encouraging a focus on long-term growth and stock performance. The per-share exercise price for options granted in 2021 is $57.91.
Restricted Stock Units
In 2021, the Company granted RSUs as part of the annual long-term incentive awards for NEOs, other than the CEO. We also award RSUs from time to time to select employees for a variety of reasons including performance, recruiting and retention. The vesting period for Restricted Stock Units to our NEOs is three years.
Other Compensation Elements
Post-Termination Compensation. The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the Compensation Peer Group and general industry practices, are payable if and only if the executive’s employment is terminated by the Company under certain circumstances, including that the termination was without cause. The Kellogg Severance Benefit Plan and the Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our NEOs is payable in the amount of two times the current annual salary. The Change in Control Policy is also consistent with market practices, and cash compensation following a change in control for the continuing NEOs is payable in the amount of two times the current annual salary and the current target annual incentive award. For more information, please refer to “Potential Post-Employment Payments,” which begins on page 56 of this proxy statement.
Retirement Plans. All NEOs are eligible to participate in the Kellogg-provided defined contribution plan alongside substantially all other U.S. employees, which provides for both matching and fixed Company contributions based on employee deferrals and years of service, respectively. Amounts earned under long-term incentive programs are not included when determining retirement benefits for any plan participants. In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 53 of this proxy statement.

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Compensation
Perquisites. The Company provides limited perquisites to the NEOs. The Summary Compensation Table beginning on page 46 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.
Employee Stock Purchase Plan. We have a tax-qualified employee stock purchase plan (the "Employee Stock Purchase Plan") that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allowed participants to buy Kellogg stock at a 15% discount to the market price. Under applicable tax law, a plan participant may purchase up to $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.
E. Key Decisions Summary / Core Principles / Approach / Plans and Design / Policies
Executive Stock Ownership Guidelines
In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	6x annual base salary
Other Named Executive Officers	3x annual base salary
These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. For purposes of complying with our guidelines, stock considered owned includes shares owned outright, shares acquired through the Employee Stock Purchase Plan, and 60% of unvested restricted stock and restricted stock units.
The Company has a policy such that there is a holding period which requires that all of our NEOs hold all shares received (net of tax) from option or stock awards (including EPP awards) until their respective ownership guideline is met. All of our NEOs currently exceed their ownership guideline. The C&T Committee reviews compliance with the guidelines on an annual basis.
Practices Regarding the Grant of Equity Awards
The C&T Committee has generally followed a practice of making all option grants to executive officers on a single date each year. The Committee reviews and approves an overall stock option pool for all participating employees and recommendations for individual option grants to executives.
The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within a few weeks following our final earnings release for the previous fiscal year. We believe it is appropriate for annual awards to be made shortly after the time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP and annual RSU awards are granted at the same time as options.
While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.
All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the closing stock price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority.

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Compensation
Securities Trading Policy
Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. Our NEOs and other officers may not pledge shares or enter into any risk hedging arrangements with respect to Kellogg stock. NEOs may not hold Kellogg stock in a margin account or pledge Kellogg stock as collateral for a loan. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.
Clawback Policies
We maintain clawback provisions relating to stock options, and AIP, RSU and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive would be required to repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). In the event of fraud or misconduct causing a financial restatement, any gains realized from the exercise of stock options are subject to recoupment depending on the facts and circumstances of the event. Similarly, under our AIP, RSU and EPP terms and conditions, in the event of fraud or misconduct causing a financial restatement, the AIP, RSU or EPP awards for the plan year of the restatement are subject to recoupment depending on the facts and circumstances of the event. Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
Deductibility of Compensation and Other Related Issues
Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the Company’s deductions for compensation paid to specified officers, including our NEOs.
While we consider tax deductibility as a factor in making compensation decisions, the C&T Committee retains the flexibility to provide compensation that is consistent with the objectives of our executive compensation program, even if such compensation is not tax deductible. Further, the C&T Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of Kellogg and of our executive compensation program.
The C&T Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the approval of the payout or payment to the executive, subject to Section 162(m) limitations.

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Compensation
Executive Compensation
Summary Compensation Table
Summary Compensation Table
The table below presents compensation information for individuals who served as our CEO and CFO during fiscal 2021 and for each of the other three most highly-compensated individuals who were serving as executive officers at the end of fiscal 2021. It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Steve Cahillane	2021	1,300,000	—	5,100,134	1,931,954	2,100,800	—		245,449	10,678,337
Chairman and Chief Executive Officer	2020	1,318,750	—	4,800,650	1,832,100	3,328,000	—		384,352	11,663,852
	2019	1,268,742	—	4,524,120	1,778,350	1,938,000	—		185,492	9,694,704
Amit Banati	2021	782,616	—	1,733,247	328,210	995,400	—		172,113	4,011,586
Senior Vice President and Chief Financial Officer	2020	783,654	—	1,733,004	330,675	1,240,000	—		293,728	4,381,061
	2019	688,172	—	2,467,783	382,661	892,190	—		943,136	5,373,942
Chris Hood	2021	802,616	—	2,063,334	390,655	757,350	—		178,435	4,192,390
Senior Vice President, President, Kellogg North America	2020	801,538	—	1,980,670	377,925	1,364,220	—		580,566	5,104,919
	2019	755,008	—	1,364,712	539,678	845,880	—		482,313	3,987,591
Gary Pilnick	2021	789,062	—	1,568,203	296,955	760,884	—	(7)	180,780	3,595,884
Vice Chairman, Corporate Development and Chief Legal Officer	2020	796,971	—	1,567,894	299,175	1,193,200	912,000		146,876	4,916,116
	2019	766,883	—	1,296,704	512,674	880,650	1,003,000		139,300	4,599,211
Alistair Hirst	2021	683,554	—	1,155,305	218,785	624,483	—	(7)	146,573	2,828,700
Senior Vice President, Global Supply Chain (8)	2020	689,327	—	1,050,941	200,400	979,200	630,000		139,722	3,689,590
	2019	658,749	—	955,526	377,789	568,575	1,374,000		143,111	4,077,750
(1)The Company’s fiscal year normally ends on the Saturday closest to December 31 and as a result, a 53rd week is added approximately every sixth year. The Company’s 2021 and 2019 fiscal years each contained 52 weeks. The Company’s 2020 fiscal year ended on January 2, 2021, and included a 53rd week.

46	Kellogg Company

Compensation
(2)Reflects the aggregate grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

Name	Year	EPP ($)	RSU ($)	Total ($)
Steve Cahillane	2021	5,100,134	—	5,100,134
	2020	4,800,650	—	4,800,650
	2019	4,524,120	—	4,524,120
Amit Banati	2021	1,155,305	577,942	1,733,247
	2020	1,155,118	577,886	1,733,004
	2019	811,250	1,656,533	2,467,783
Chris Hood	2021	1,375,363	687,971	2,063,334
	2020	1,320,228	660,442	1,980,670
	2019	1,144,600	220,112	1,364,712
Gary Pilnick	2021	1,045,276	522,927	1,568,203
	2020	1,045,044	522,850	1,567,894
	2019	1,087,370	209,334	1,296,704
Alistair Hirst	2021	770,203	385,102	1,155,305
	2020	700,409	350,532	1,050,941
	2019	801,220	154,306	955,526
(3)The actual EPP payout can range from 0% to 200% of the target. If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Cahillane: $10,200,268, $9,601,300 and $9,048,240, for 2021, 2020 and 2019 respectively; Mr. Banati: $2,310,610, $2,310,236 and $1,622,500, for 2021, 2020 and 2019 respectively; Mr. Hood: $2,750,726, $2,640,456 and $2,289,200, for 2021, 2020, and 2019 respectively; Mr. Pilnick: $2,090,552, $2,090,088 and $2,174,740, for 2021, 2020, and 2019, respectively; and Mr. Hirst: $1,540,406, $1,400,818 and $1,602,440, for 2021, 2020, and 2019 respectively.
(4)Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 for a discussion of the relevant assumptions used in calculating the grant-date fair value.
(5)Represents the actuarial increase during 2021, 2020 and 2019 in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. As of December 31, 2018, the Company’s defined benefit pension plans were frozen so that impacted employees accrue no additional benefits under these plans after December 31, 2018. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). In 2021, the primary factors impacting the pension value is changes in age, mortality assumption, and discount rate. Mr. Cahillane, Mr. Hood, and Mr. Banati are not participants in the defined benefit pension plans.
(6)The table below presents an itemized account of “All Other Compensation” provided in 2021 to the NEOs. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and are set forth below.

Name	Kellogg Contributions to S&I and Restoration Plans (a)($)	Company Paid Death Benefit (b)($)	Financial Planning Assistance (c)($)	Physical Exams (d)($)	Relocation and Assignment (e)($)	Total ($)
Steve Cahillane	223,220	4,322	12,000	5,907	—	245,449
Amit Banati	102,110	2,626	8,188	—	59,189	172,113
Chris Hood	140,080	2,693	12,000	11,164	12,498	178,435
Gary Pilnick	133,007	26,663	12,000	9,110	—	180,780
Alistair Hirst	109,761	24,202	7,364	5,246	—	146,573
(a)For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Defined Contribution Plans” beginning on page 53.
(b)Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, and Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).
(c)Reflects reimbursement for financial and tax planning assistance.
(d)Actual cost of a physical health exam.
(e)As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to minimize disruption and ensure that the employees are not financially disadvantaged or advantaged in a meaningful way as a result of the relocation.

2022 Proxy Statement	47

Compensation
The payment of the following expenses to Mr. Banati are pursuant to our reimbursement policy on international relocation: relocation-related payments ($32,672) and tax-related payments ($26,517) to ensure that Mr. Banati bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to his tenure in Singapore.
The payment of the following expenses to Mr. Hood are pursuant to our reimbursement policy on relocation and temporary international assignment: relocation related payments ($4,353) and tax-related payments ($8,145) to ensure that Mr. Hood bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment in Switzerland. Mr. Hood remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.
In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.
(7)The actuarial value of pension for Mr. Pilnick decreased by $162,000 and for Mr. Hirst decreased by $602,000 for 2021 primarily as a result of changes in discount rates.
(8)Mr. Hirst retired from his role as Senior Vice President, Global Supply Chain, on March 1, 2022, but will remain with the Company to ensure an orderly transition.
Grant of Plan-Based Awards Table
During 2021, we granted the following plan-based awards to our NEOs:
•Stock Options;
•2021 AIP grants (annual cash performance-based awards) paid in March 2022;
•2021-2023 EPP grants (multi-year stock performance-based awards); and
•Restricted stock unit grants.
Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steve Cahillane
Stock options	2/19/2021								293,610	57.91	1,931,954	(2)
2021 AIP		—	2,080,000	4,160,000
2021-23 EPP	2/19/2021				—	88,070	176,140				5,100,134	(3)
Amit Banati
Stock options	2/19/2021								49,880	57.91	328,210	(2)
2021 AIP		—	790,000	1,580,000
2021-23 EPP	2/19/2021				—	19,950	39,900				1,155,305	(3)
2021 RSU(4)	2/19/2021							9,980			577,942	(5)
Chris Hood
Stock options	2/19/2021								59,370	57.91	390,655	(2)
2021 AIP		—	891,000	1,782,000
2021-23 EPP	2/19/2021				—	23,750	47,500				1,375,363	(3)
2021 RSU(4)	2/19/2021							11,880			687,971	(5)
Gary Pilnick
Stock options	2/19/2021								45,130	57.91	296,955	(2)
2021 AIP		—	753,350	1,506,700
2021-23 EPP	2/19/2021				—	18,050	36,100				1,045,276	(3)
2021 RSU(4)	2/19/2021							9,030			522,927	(5)
Alistair Hirst
Stock options	2/19/2021								33,250	57.91	218,785	(2)
2021 AIP		—	618,300	1,236,600
2021-23 EPP	2/19/2021				—	13,300	26,600				770,203	(3)
2021 RSU(4)	2/19/2021							6,650			385,102	(5)

48	Kellogg Company

Compensation
(1)Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2021 under the 2021 AIP for each of our NEOs. The actual amount of AIP paid can range from 0% to 200% of the target. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2021 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2021 AIP.
(2)Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives, which will depend on the number of shares exercised and the price of our common stock on the date exercised.
(3)Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.
(4)The restricted stock units will vest in full on February 19, 2024, the third anniversary of the grant date.
(5)Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. The grant-date fair value of the restricted stock units will likely vary from the actual value the NEO receives, which will depend on the value of the shares upon vesting.

2022 Proxy Statement	49

Compensation
Outstanding Equity Awards at Fiscal Year-End Table
The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2021:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Steve Cahillane
Stock Options	228,800	—			69.66	2/16/2028
	170,340	85,170	(10)		56.73	2/22/2029
	81,426	162,853	(11)		65.52	2/21/2030
	—	293,610	(12)		57.91	2/19/2031
2019-21 EPP(13)									171,152	11,025,612
2020-22 EPP									157,500	10,146,150
2021-23 EPP									182,684	11,768,503
Amit Banati
Stock Options	8,967	—			59.95	2/21/2024
	19,500	—			64.09	2/20/2025
	30,600	—			75.52	2/19/2026
	29,200	—			72.90	2/17/2027
	39,200	—			69.66	2/16/2028
	36,653	18,327	(10)		56.73	2/22/2029
	14,696	29,394	(11)		65.52	2/21/2030
	—	49,880	(12)		57.91	2/19/2031
RSU(14)							22,900	1,475,218
RSU(15)							26,579	1,712,219
2019-21 EPP(13)									30,690	1,977,050
2020-22 EPP									37,898	2,441,389
2021-23 EPP									41,382	2,665,828
Chris Hood
Stock Options	41,100	—			60.01	2/22/2023
	39,200	—			59.95	2/21/2024
	34,300	—			64.09	2/20/2025
	49,000	—			75.52	2/19/2026
	42,800	—			72.90	2/17/2027
	48,000	—			69.66	2/16/2028
	51,693	25,847	(10)		56.73	2/22/2029
	16,796	33,594	(11)		65.52	2/21/2030
	—	59,370	(12)		57.91	2/19/2031
RSU(16)							27,486	1,770,648
2019-21 EPP(13)									43,302	2,789,515
2020-22 EPP									43,314	2,790,288
2021-23 EPP									49,266	3,173,716

50	Kellogg Company

Compensation

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Gary Pilnick
Stock Options	50,200	—			60.01	2/22/2023
	64,800	—			59.95	2/21/2024
	49,300	—			64.09	2/20/2025
	62,200	—			75.52	2/19/2026
	54,100	—			72.90	2/17/2027
	60,600	—			69.66	2/16/2028
	49,106	24,554	(10)		56.73	2/22/2029
	13,296	26,594	(11)		65.52	2/21/2030
	—	45,130	(12)		57.91	2/19/2031
RSU(17)							22,060	1,421,105
2019-21 EPP(13)									41,136	2,649,981
2020-22 EPP									34,286	2,208,704
2021-23 EPP									37,442	2,412,014
Alistair Hirst
Stock Options	36,700	—			60.01	2/22/2023
	57,700	—			59.95	2/21/2024
	41,800	—			64.09	2/20/2025
	41,100	—			75.52	2/19/2026
	36,000	—			72.90	2/17/2027
	50,300	—			69.66	2/16/2028
	36,186	18,094	(10)		56.73	2/22/2029
	8,906	17,814	(11)		65.52	2/21/2030
	—	33,250	(12)		57.91	2/19/2031
RSU(18)							15,683	1,010,299
2019-21 EPP (13)									30,310	1,952,570
2020-22 EPP									22,980	1,480,372
2021-23 EPP									27,588	1,777,219
(1)On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”
(2)On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”
(3)On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.
(4)The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”
(5)The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

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Compensation
(6)The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”
(7)Market value is based upon the closing price of our common stock on December 31, 2021 (the last trading day of fiscal 2021).
(8)Represents the “maximum” number of shares that could be earned under outstanding EPP awards, including dividend equivalent units accrued as of January 1, 2022. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”
(9)Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 31, 2021 (the last trading day of fiscal 2021). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date..
(10)One-third of these options vested on February 22, 2020; one-third vested on February 22, 2021; and one-third vested on February 22, 2022.
(11)One-third of these options vested on February 21, 2021; one-third vested on February 21, 2022; and one-third will vest on February 21, 2023.
(12)One-third of these options vested on February 19, 2022; one-third will vest on February 19, 2023; and one-third will vest on February 19, 2024.
(13)Vested on February 18, 2022; for actual payout amounts see the 2019-2021 EPP table on page 43.
(14)These RSUs vested on February 22, 2022 (3,069 units), and will vest on February 21, 2023 (9,480 units) and on February 19, 2024 (10,351 units). Awards outstanding include accrued dividend equivalent units.
(15)These RSUs will vest on August 5, 2022 (26,579 units) and include accrued dividend equivalent units.
(16)These RSUs vested on February 22, 2022 (4,330 units), and will vest on February 21, 2023 (10,834 units) and on February 19, 2024 (12,322 units). Awards outstanding include accrued dividend equivalent units.
(17)These RSUs vested on February 22, 2022 (4,118 units), and will vest on February 21, 2023 (8,577 units) and on February 19, 2024 (9,365 units). Awards outstanding include accrued dividend equivalents.
(18)These RSUs vested on February 22, 2022 (3,036 units), and will vest on February 21, 2023 (5,750 units) and on February 19, 2024 (6,897 units). Awards outstanding includes accrued dividend equivalents.
Option Exercises and Stock Vested Table
With respect to our NEOs, this table shows the stock options exercised by such officers during 2021 (disclosed under the “Option Awards” columns) and stock awards that vested during 2021 (disclosed under the "Stock Awards" columns).
The dollar value in the "Option Awards" column reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. The table represents value realized on options that have been granted to the NEOs since 2011.
Stock awards include RSUs and EPP awards that vested in 2021. The 2018-2020 EPP cycle began on December 31, 2017 (first day of fiscal 2018) and concluded on January 2, 2021 (last day of fiscal 2020). Although the performance period ended on January 2, 2021, each NEO had to be actively employed by Kellogg on the date the awards vested (February 19, 2021) in order to be eligible to receive a payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Cahillane	—	—	61,800	3,578,838
Amit Banati	—	—	10,600	611,956
Chris Hood	—	—	13,000	750,520
Gary Pilnick	—	—	16,300	941,098
Alistair Hirst	—	—	13,600	785,161
(1)Does not reflect the payout of 2019-2021 EPP awards. The 2019-2021 EPP cycle concluded on January 1, 2022 (last day of fiscal 2021). Each NEO had to be actively employed by Kellogg on the date the awards vested (February 18, 2022) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2019-2021 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

52	Kellogg Company

Compensation
Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans
Our NEOs are eligible to receive retirement benefits from Kellogg. The C&T Committee utilizes survey information for Fortune 500 companies and our peer group compiled by Willis Towers Watson and Mercer to help determine the appropriate level of benefits. The C&T Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Our NEOs participate in the same plans as our eligible U.S. salaried employees. The total retirement benefit is provided through a combination of qualified and non-qualified defined contribution savings and investment plans, and qualified and non-qualified defined benefit pension plans. Eligibility for the different plans provided by Kellogg varies by NEO.
Our U.S. savings and investment program includes a non-qualified restoration plan for our U.S. executives, which allows us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to this plan as a “restoration plan” because it restores benefits that would otherwise be available under the plan. This plan uses the same benefit formulas as our broad-based IRS qualified plans, and use the same type of compensation to determine benefit amounts.
Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock and restricted stock units are not included when determining retirement benefits for any employee, including executives. We do not pay above-market interest rates on amounts deferred under our savings and investment plans.
The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, thus, an individual’s performance over time will influence the level of his or her retirement benefits.
Defined Contribution Plans
We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our principal defined contribution plans are composed of (1) the Kellogg Savings & Investment Plan (“Kellogg S&I Plan”) (which is a qualified plan available to substantially all U.S. salaried employees) and (2) the Kellogg Supplemental Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. All of our NEOs are participants in both of these plans.
Kellogg S&I Plan
Under this plan, employees can defer up to 50% of base salary plus annual incentives. Distributions are generally made after termination (directly to employee or rolled over to another account) or when an employee reaches age 59 and a half. In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under the Kellogg S&I Plan, we match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by an employee. Any amount of employee deferrals or matching contributions in excess of IRS limits will be made to the Restoration Plan. Additionally, the Company provides a fixed Retirement Contribution to the Kellogg S&I Plan. The Retirement Contribution is a fixed 3%, 5% or 7% of base salary, for employees with up to 10 years of service, between 10 and 20 years of service or greater than 20 years of service, respectively. For employees who have less than 3 years of service, the Retirement Contribution vests upon the third anniversary of employment.
Non-Qualified Deferred Contribution Plans
Restoration Plan
Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan and, to preserve certain distribution options previously available in the Plan, it was amended in accordance with IRS regulations issued under Section 409A of the Internal Revenue Code to no longer allow for deferrals after December 31, 2004. Deferrals after December 31, 2004 are included in a new Restoration Plan which complies with IRS regulations under Section 409A.
Under this plan, eligible employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution option elected under the plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

2022 Proxy Statement	53

Compensation
Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plans. The Restoration Plan allows us to provide the same matching contribution and fixed Retirement Contribution, as a percentage of eligible compensation, to impacted employees as other employees who participate in the Kellogg S&I Plan. As an unfunded plan, no money is actually invested in the Restoration Plan; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.
The following table provides information with respect to our Non-Qualified Deferred Compensation Plans, as applicable to each NEO. This table excludes information with respect to the Kellogg S&I Plan, which is a qualified plan available to U.S. salaried Kellogg employees as described above.
Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Steve Cahillane	216,900	205,020	76,987	—	2,029,163
Amit Banati	86,631	84,083	11,631	—	981,366
Chris Hood	93,842	110,957	17,966	—	1,158,166
Gary Pilnick	84,613	102,625	45,609	—	2,807,009
Alistair Hirst	69,684	82,459	29,487	—	1,829,603
(1)Amounts in this column are included in the “Salary” column in the Summary Compensation Table.
(2)Amounts in this column are Kellogg contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”
(3)Represents at-market/non-preferential earnings on the accumulated balance in 2021.
(4)Aggregate balance as of January 1, 2022 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.
(5)The amounts in the table below are also being reported in the "Salary," "Non-Equity Incentive Plan Compensation" and "All Other Compensation" columns in the Summary Compensation Table in the years indicated.

Name	Fiscal Year	Reported Amounts ($)
Steve Cahillane	2021	421,920
	2020	609,710
	2019	522,622
Amit Banati	2021	170,714
	2020	135,575
	2019	97,199
Chris Hood	2021	204,799
	2020	161,114
	2019	135,718
Gary Pilnick	2021	187,238
	2020	165,495
	2019	151,022
Alistair Hirst	2021	152,143
	2020	118,255
	2019	121,176

54	Kellogg Company

Compensation
Discontinued / Frozen Plans
Executive Deferral Program
Prior to 2021, we required any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. The deferred amounts were credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s end of employment. The Program terminated at the end of fiscal year 2020.
Pension Plans
In September 2017, the Company amended certain defined benefit pension plans and associated “restoration plans” in the U.S., Canada, United Kingdom and the Republic of Ireland for salaried employees. As of December 31, 2018, the amendment froze the compensation and service periods used to calculate pension benefits for active salaried employees who participate in the affected pension plans. Beginning January 1, 2019, impacted employees no longer accrued additional benefits under these plans for future service and eligible compensation received under these plans, and began participating in the same defined contribution plans as all other salaried employees.
Our U.S. pension plans are composed of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”). Mr. Hirst and Mr. Pilnick are participants in our U.S. Pension Plans. Since 2008, Mr. Pilnick has been treated as a grandfathered participant.
Below is an overview of our current U.S. Pension Plans in which these NEOs participate.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service. Benefit accruals were frozen for salaried employees as of the close of December 31, 2018.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code based on the formula used in the Qualified Pension Plan. Benefit accruals were frozen for salaried employees as of the close of December 31, 2018.
Eligibility	Salaried employees and certain hourly and union employees. Pension plans closed to new participants beginning January 1, 2010.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity or lump sum at the choice of the executive.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who were hired prior to August 1, 2002 and who were 40 years of age or older or had 10 or more years of service as of January 1, 2003.
Retirement Eligibility	Full Unreduced Benefit: •Normal retirement age 65 •Age 55 with 30 or more years of service •Age 62 with 5 years of service

Reduced Benefit: •Age 55 with 20 years of service •Any age with 30 years of service
Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, restricted stock unit grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.
The estimated actuarial present value of the retirement benefit accrued through January 1, 2022 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 2.99% for the Qualified Pension Plan and 2.89% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 2.89% and current statutory mortality under the Pension Protection Act for each NEO participating in our pension plan. For further information on our accounting for pension plans, refer to Note 10 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. The actuarial increase in 2021 of the projected retirement benefits can be

2022 Proxy Statement	55

Compensation
found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”. No payments were made to our NEOs under the U.S. Pension Plans during 2021. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to comply with IRS regulations. For Mr. Hirst, all of his years of service are reflected in the ‘2005 and After’ plan because he first became eligible for the U.S. pension plans in 2005 when he transferred from U.K. payroll to U.S. payroll. Per the terms of our U.S. Pension Plans, all of his years of service working for Kellogg in the U.K. and South Africa were included as years of service in the U.S. plan upon his transfer to U.S. payroll, with offsets for any Kellogg retirement benefits he earned working for Kellogg in the U.K. and South Africa.
Pension Benefits Table

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary Pilnick	U.S. Qualified Pension Plan	18.33	687,000	—
	Non-Qualified Plan (2004 and before)	—	—	—
	Non-Qualified Plan (2005 and after)	18.33	5,388,000	—
	TOTAL		6,075,000	—
Alistair Hirst	U.S. Qualified Pension Plan	35.00	975,000	—
	Non-Qualified Plan (2004 and before)	—	—	—
	Non-Qualified Plan (2005 and after)	35.00	8,825,000	—
	TOTAL		9,800,000	—
(1)Information regarding Mr. Cahillane, Mr. Banati, and Mr. Hood is not presented in this table because these individuals are not participants in our U.S. Pension Plans.
Potential Post-Employment Payments
Generally, our NEOs are eligible to receive benefits if their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change of control. The amount of benefits will vary based on the reason for the termination.
The table at the end of this section reflects calculations, as of January 1, 2022, of the estimated benefits our NEOs would receive in these situations. Although the calculations below are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.
Severance Benefits
Our NEOs are covered by arrangements that specify payments in the event the executive’s employment is terminated. These severance benefits are intended to be competitive with our Compensation Peer Group and general industry practices. The Kellogg Company Severance Benefit Plan (“Severance Benefit Plan”) and the Kellogg Company Change of Control Severance Policy for Key Executives (“Change of Control Policy”) have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.
The Severance Benefit Plan provides severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement agreement from separated employees in exchange for the benefits provided under the program.
The Change of Control Policy provides benefits to executives in connection with a change of control in the event an executive is terminated without cause or the executive terminates employment for good reason. The Change of Control Policy is intended to protect Shareowner interests by enhancing employee focus during rumored or actual change of control activity by providing incentives to executives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

56	Kellogg Company

Compensation
Involuntary Termination - No Change of Control
If the employment of an executive (including an NEO) is terminated without cause, they will generally be entitled to receive benefits under the Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause. “Cause” generally is defined as (a) the employee’s willful engagement in conduct relating to the employee’s employment with the Company for which either criminal or civil penalties may be sought; (b) the employee’s deliberate disregard of any Company policy, including the Company’s insider trading policy, or the Company’s code of conduct; (c) the employee’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of the Company; (d) the employee’s disclosure or misuse of confidential information or material concerning the Company; (e) the employee’s willful engagement in gross misconduct pursuant to which the Company has suffered a loss; or (f) the employee’s willful and continued refusal to substantially perform the employee’s then current duties at the Company in any material respect. Benefits under the Severance Plan are also not available if the executive is terminated for a reason that the Kellogg ERISA Administrative Committee determines rises to the level of cause or for any other reason determined in the sole discretion of the Kellogg ERISA Administrative Committee. The Severance Benefit Plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and Company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) the elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the Severance Benefit Plan:
•The executive is entitled to receive cash compensation equal to two times base salary, paid in installments over a two-year severance period.
•Kellogg has the discretion to pay the executive an annual incentive award for the year in which the termination occurs at the actual payout level, prorated as of the date of termination.
•Previously-granted stock option and restricted stock unit awards continue to vest during the severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the plan unless the executive is eligible to retire at the time of termination. Where the executive is eligible to retire at the time of termination, EPP awards vest pro-rata based on the number of days in the performance period the executive was actively employed.
•The executive is entitled to continue to participate in certain welfare and insurance benefits during the severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not eligible compensation for any retirement plan.
•The executive is entitled to receive outplacement assistance for 12 months following termination.
Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which includes a general release, non-compete and non-solicitation, non-disparagement and/or confidentiality provisions.
Retirement, Disability and Death
Retirement. In the event of retirement, an NEO is eligible to receive (1) the benefits payable under our retirement plans and (2) prorated vesting of (a) stock options (depending on the terms and conditions of the award), (b) prorated awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and (c) prorated restricted stock units (depending on the terms and conditions of the award). In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement. “Retirement” generally is defined as meeting the Company’s age and/or service requirements for retirement eligibility.
Death or Disability. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement. “Disability” generally is defined as inability to perform all the material duties of regular occupation because of injury or sickness. In the event of an NEO’s death, the NEO's beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan (for NEOs eligible to participate in the plan prior to January 1, 2011). However, the deceased NEO’s defined benefit pension benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits.
Potential Change of Control Payments
We have arrangements with each of our continuing NEOs that provide for benefits that may be payable if a “change of control” occurs. Our 2009 Long-Term Incentive Plan, 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including our NEOs, upon the occurrence of a change of control. Under the Long-Term Incentive Plans and Change of Control Policy, the severance and other benefits payable to NEOs are subject to a “double trigger.” The first trigger is the occurrence of a change of control. The second trigger for our Change of Control Policy occurs if we terminate an NEO’s employment unrelated to cause, or an NEO terminates the NEO's employment for good reason, in each case within two years following the change of control. The second trigger for our Long-Term Incentive Plans occurs if (1) awards are not assumed or replaced by a substitute award, or (2) we terminate an NEO’s employment unrelated to cause or an NEO terminates the NEO's employment for good reason, in each case, within two years following the change of control. For these purposes, “cause,” “good reason,” and “substitute awards” are defined in our Long-Term Incentive Plan and Change of Control Policy.

2022 Proxy Statement	57

Compensation
A “change of control” generally is defined in the arrangements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change of control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.
The change-in-control related severance payments consist of the following:
Payments Triggered Upon a Change of Control Without Termination. EPP awards, restricted stock units, and stock options will retain their original vesting schedules and will not automatically vest upon a change of control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the C&T Committee, of equivalent value).
Payments Triggered Upon a Change of Control With Termination. Under the Change of Control Policy, cash severance is payable in the amount of two times the current annual salary plus two times the current target annual incentive award. In addition, executives are entitled to receive the annual incentive award for the current year at the target award level, prorated as of the date of termination. This amount is payable as a lump sum within 90 days after termination.
Additional retirement benefits under the Change of Control Policy would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.
The following table reflects calculations, as of January 1, 2022, of the estimated benefits our NEOs would have received (1) if their employment was terminated by Kellogg without cause or upon their retirement, disability or death or (2) in certain circumstances following a change of control. Amounts shown in the following table are calculated by assuming that the relevant employment termination event and/or change of control occurred on January 1, 2022.
Potential Post Employment Table

Name and Benefits	Involuntary Termination - No Change of Control ($)		Change of Control W/ Involuntary Termination ($)		Retirement ($)(1)	Death ($)		Disability ($)
Steve Cahillane
Two Times Base Salary	2,600,000		2,600,000		—	—		—
280G Reduction(2)	—		—		—	—		—
2021 Annual Incentive	2,100,800		2,100,800		—	2,100,800		2,100,800
Two Times Annual Incentive(3)	—		4,160,000		—	—		—
Stock Options	1,929,225	(4)	2,566,358	(5)	—	1,175,483	(7)	1,175,483	(7)
EPP Awards	5,512,806	(8)	16,470,133	(9)	—	10,861,918	(11)	10,861,918	(11)
Restricted Stock Units	—		—		—	—		—
Outplacement	11,138		11,138		—	—		—
Health and Welfare Benefits(15)	31,000		31,000		—	—		—
Other Benefits and Perquisites(20)	—		48,644		—	—		—
Life Insurance and Executive Survivor Income Plan Benefits(21)	—		—		—	1,300,000		—
Total	12,184,969		27,988,073		—	15,438,201		14,138,201

58	Kellogg Company

Compensation

Name and Benefits	Involuntary Termination - No Change of Control ($)		Change of Control W/ Involuntary Termination ($)		Retirement ($)(1)		Death ($)		Disability ($)
Amit Banati
Two Times Base Salary	1,580,000		1,580,000		—		—		—
280G Reduction(2)	—		—		—		—		—
2021 Annual Incentive	995,400		995,400		—		995,400		995,400
Two Times Annual Incentive(3)	—		1,580,000		—		—		—
Stock Options	357,414	(4)	465,653	(5)	—		227,957	(7)	227,957	(7)
EPP Awards	988,525	(8)	3,542,134	(9)	—		2,248,035	(11)	2,248,035	(11)
Restricted Stock Units	2,571,150	(12)	3,187,373	(13)	—		2,134,393	(14)	2,134,393	(14)
Outplacement	11,138		11,138		—		—		—
Health and Welfare Benefits(15)	30,100		30,100		—		—		—
Other Benefits and Perquisites(20)	—		45,252		—		—		—
Life Insurance and Executive Survivor Income Plan Benefits(21)	—		—		—		790,000		—
Total	6,533,727		11,437,050		—		6,395,785		5,605,785
Chris Hood
Two Times Base Salary	1,620,000		1,620,000		—		—		—
280G Reduction(2)	—		—		—		—		—
2021 Annual Incentive	757,350		757,350		757,350		757,350		757,350
Two Times Annual Incentive(3)	—		1,782,000		—		—		—
Stock Options	568,320	(4)	585,262	(5)	300,871	(6)	300,871	(7)	300,871	(7)
EPP Awards	2,924,088	(8)	4,376,759	(9)	2,855,378	(10)	2,855,378	(11)	2,855,378	(11)
Restricted Stock Units	1,814,405	(12)	1,770,584	(13)	927,779		927,779	(14)	927,779	(14)
Outplacement	11,138		11,138		—		—		—
Health and Welfare Benefits(15)	31,000		31,000		—		—		—
Other Benefits and Perquisites(20)	—		45,386		—		—		—
Life Insurance and Executive Survivor Income Plan Benefits(21)	—		—				810,000		—
Total	7,726,301		10,979,479		4,841,378		5,651,378		4,841,378
Gary Pilnick
Two Times Base Salary	1,586,000		1,586,000		—		—		—
280G Reduction(2)	—		—		—		—		—
2021 Annual Incentive	760,884		760,884		760,884		760,884		760,884
Two Times Annual Incentive(3)	—		1,506,700		—		—		—
Stock Options	469,738	(4)	482,617	(5)	264,647	(6)	264,647	(7)	264,647	(7)
EPP Awards	2,517,662	(8)	3,635,349	(9)	2,464,502	(10)	2,464,502	(11)	2,464,502	(11)
Restricted Stock Units	1,455,343	(12)	1,421,170	(13)	769,626		769,626	(14)	769,626	(14)
Outplacement	11,138		11,138		—		—		—
Health and Welfare Benefits(15)	31,000		31,000		—		—		—
Change to Retirement Benefits	549,000	(16)	820,000	(17)	—		(2,945,000)	(18)	549,000	(19)
Other Benefits and Perquisites(20)	—		93,326		—		—		—
Life Insurance and Executive Survivor Income Plan Benefits(21)	—		—		—		6,752,000		—
Total	7,380,765		10,348,184		4,259,659		8,066,659		4,808,659

2022 Proxy Statement	59

Compensation

Name and Benefits	Involuntary Termination - No Change of Control ($)		Change of Control W/ Involuntary Termination ($)		Retirement ($)(1)		Death ($)		Disability ($)
Alistair Hirst
Two Times Base Salary	1,374,000		1,374,000		—		—		—
280G Reduction(2)	—		—		—		—		—
2021 Annual Incentive	624,483		624,483		624,483		624,483		624,483
Two Times Annual Incentive(3)	—		1,236,600		—		—		—
Stock Options	346,112	(4)	355,600	(5)	195,007	(6)	195,007	(7)	195,007	(7)
EPP Awards	1,804,340	(8)	2,605,080	(9)	1,766,751	(10)	1,766,751	(11)	1,766,751	(11)
Restricted Stock Units	1,034,135	(12)	1,010,299	(13)	544,339		544,339	(14)	544,339	(14)
Outplacement	11,138		11,138		—		—		—
Health and Welfare Benefits(15)	21,100		21,100		—		—		—
Change to Retirement Benefits	—		—		—		(5,301,000)	(18)	—
Other Benefits and Perquisites(20)	—		88,404		—		—		—
Life Insurance and Executive Survivor Income Plan Benefits(21)	—		—		—		4,020,000		—
Total	5,215,308		7,326,704		3,130,580		1,849,580		3,130,580
(1)Information regarding Mr. Cahillane and Mr. Banati is not presented in this table because these individuals were not retirement-eligible as of January 1, 2022. Information for Mr. Hood, Mr. Pilnick, and Mr. Hirst is hypothetical and based upon retirement as of January 1, 2022.
(2)If an NEO becomes entitled to separation benefits following a change of control and those separation benefits would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced to $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. This column represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the NEO’s pay, terms of a change of control transaction and the subsequent impact on the executive’s employment.
(3)Represents two times the target annual incentive award for 2021.
(4)Represents the intrinsic value of unvested stock options that would vest in connection with a termination as of January 1, 2022, based on a stock price of $64.42.
(5)Represents the intrinsic value of unvested stock options that would vest upon a change of control as of January 1, 2022, based on a stock price of $64.42.
(6)Represents the intrinsic value of unvested stock options that would vest upon retirement as of January 1, 2022, (prorated for time worked during the performance period), based on a stock price of $64.42.
(7)Represents the intrinsic value of unvested stock options that would vest upon death or disability as of January 1, 2022, (prorated for time worked during the performance period), based on a stock price of $64.42.
(8)Represents the value based on the actual number of shares paid out under the 2019-2021 EPP, which would be payable at our discretion, and a stock price of $64.42. For Mr. Hood, Mr. Pilnick, and Mr. Hirst, who are retirement-eligible, includes the 2020-2022 EPP and 2021-2023 EPP prorated for the time worked during the performance period at a stock price of $64.42. Since our other NEOs are not retirement-eligible as of January 1, 2022, their 2020-2022 EPP and 2021-2023 EPP awards would be forfeited.
(9)Valued based on the “target” number of shares under the 2019-2021 EPP, the 2020-2022 EPP and the 2021-2023 EPP and, in each case, a stock price of $64.42.
(10)Valued based on the actual number of shares paid out under the 2019-2021 EPP and the prorated target number of shares under the 2020-2022 EPP and 2021-2023 EPP and, in each case, a stock price of $64.42.
(11)Represents the value of outstanding “target” EPP awards payable based on our actual performance during the relevant periods and paid following the end of the performance periods (prorated for time worked during the performance period) and, in each case, based on a stock price of $64.42.
(12)Represents the value of unvested restricted stock units that would vest in connection with a termination as of January 1, 2022, based on a stock price of $64.42.
(13)Represents the value of unvested restricted stock units that would vest upon a change of control as of January 1, 2022, based on a stock price of $64.42.
(14)Represents the value of unvested restricted stock units that would vest upon death or disability as of January 1, 2022 (prorated for time worked during the performance period), based on a stock price of $64.42.
(15)Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.
(16)Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 1, 2022 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through January 1, 2022 appears in the Pension Benefits Table on page 56 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For Mr. Pilnick, the change to his retirement benefit is positive because the present value reflects the greater of Age 65 commencement and earliest commencement.
(17)Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 1, 2022 for each NEO associated with terminating an NEO’s employment without cause following a change of control. The estimated actuarial present value of retirement benefit accrued through January 1, 2022 appears in the Pension Benefits Table on page 56 of this proxy statement. For each NEO,

60	Kellogg Company

Compensation
changes to retirement benefits upon change of control vary depending on age, service and pension formula at the time of termination. For Mr. Pilnick, the change to the retirement benefit is positive because change of control pension benefits include two additional years of age and service for retirement eligibility purposes.
(18)Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefits accrued through January 1, 2022 for each NEO associated with a NEOs retirement benefits being converted to a survivor annuity upon the NEO's death. The estimated actuarial present value of retirement benefits accrued through January 1, 2022 appears in the Pension Benefits Table on page 56 of this proxy statement. The Change to Retirement Benefits is negative because the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.
(19)For Mr. Pilnick, the change to his retirement benefit is positive because the present value reflects the greater of Age 65 commencement and earliest commencement. The estimated actuarial present value of retirement benefits accrued through January 1, 2022 appears in the Pension Benefits Table on page 56 of this proxy statement.
(20)Consists of Kellogg-paid death benefits, financial planning and physical exams.
(21)Payment of death benefits for Company-paid life insurance and Executive Survivor Income Plan (for NEOs eligible to participate in the Plan prior to January 1, 2011).
CEO Pay Ratio
We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee (the “Pay Ratio Disclosure”).
For the year ended January 1, 2022, the estimated median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chairman and Chief Executive Officer) was $44,125. Mr. Cahillane’s annual total compensation for 2021 for purposes of the Pay Ratio Disclosure was $10,678,337, as set forth in the Summary Compensation table beginning on page 46. Based on this information, for 2021, the ratio of the compensation of the Chairman and Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 242 to 1.
To identify the median employee, we used the following methodology:
•Use of worldwide employee population (including full-time, part-time, temporary, or seasonal workers) as of October 31, 2019, which consisted of 31,330 total employees, of which 10,401 employees were employed in the United States and 20,929 employees were employed in foreign jurisdictions.
•We used the sum of base salary, annual bonus, and sum of other bonuses (signing bonuses, any bonus provided to manufacturing facilities), and overtime as applicable for the 10-month period ending October 31, 2019 as our compensation measure that we consistently applied to all employees.
•For purposes of this disclosure, we applied the exchange rate for December 2021.
•Under the de minimis exemption provided in the SEC rules, we have excluded a total of 1,459 employees from certain countries. The specific number of employees excluded from each country is: Colombia (222), Ecuador (113), El Salvador (2), Greece (7), Hong Kong (3), Nigeria (771), Pakistan (3), Thailand (277) and Turkey (61). The excluded employees do not exceed 5% of our total U.S. and non-U.S. employee population.
•We believe there has been no change to our employee population and compensation arrangements, or the circumstances of the median employee used in fiscal year 2019 that we believe would result in a significant change to our pay ratio disclosure. Accordingly, as permitted under SEC rules, we are utilizing the same median employee for the pay ratio for fiscal year 2021 by examining the annual total compensation utilizing data as of January 1, 2022.
With respect to the annual total compensation of the “median employee”, we identified and calculated the elements of such employee’s compensation in accordance with SEC rules and regulations. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table beginning on page 46.

2022 Proxy Statement	61

Audit Committee Matters

PROPOSAL 3
Ratification of PricewaterhouseCoopers LLP

The Board recommends a vote FOR ratification of appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm.

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2022. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2021. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
The Audit Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which reports directly to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. On February 18, 2021, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditor for the 2021 fiscal year.
Oversight of Independent Registered Public Accounting Firm
In the Audit Committee’s oversight of the independent registered public accounting firm and its determination of whether to reappoint the independent registered public accounting firm, our Audit Committee:
•Conducts an annual assessment of the independent registered public accounting firm’s performance, qualifications and independence, taking into account the opinions of management and the internal auditor;
•Reviews, in advance, all non-audit services provided by the independent registered public accounting firm, specifically with regard to the effect on the firm’s independence;
•Considers the independent registered public accounting firm’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•Conducts regular executive sessions with the independent registered public accounting firm;
•Conducts private and individual executive sessions with the Vice President of Internal Audit, Corporate Controller, and Chief Legal Officer at each Committee meeting;
•Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
•Reviews recent reports from the Public Company Accounting Oversight Board and other professional or governmental authorities on the independent registered public accounting firm; and
•Obtains and reviews a report from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and our company annually to assess the independence of the independent registered public accounting firm.

62	Kellogg Company

Audit Committee Matters
Independent Registered Public Accounting Firm Tenure and Rotation
As part of the annual auditor engagement process, the Audit Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years and the Audit Committee has direct and meaningful involvement in the selection of the lead engagement partner. The Audit Committee believes there are significant benefits to having an independent registered public accounting firm with an extensive familiarity with the Company. These include, among others:
•Higher quality audit work and accounting advice due to PricewaterhouseCoopers LLP’s institutional knowledge of the Company’s business and operations, accounting policies and financial systems, and internal control framework;
•Operational efficiencies and a resulting lower fee structure because of PricewaterhouseCoopers LLP’s familiarity with the Company’s business; and
•PricewaterhouseCoopers LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting, given the breadth and complexity of the Company’s business and global footprint.
As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its Shareowners. If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees. The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $8.9 million in 2021 and $8.7 million in 2020.
Audit-Related Fees. The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $0.2 million in 2021 and $0.2 million in 2020. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.
Tax Fees. The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.3 million in 2021 and $2.0 million in 2020. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $1.2 million being spent for tax compliance in 2021 and $1.4 million spent for tax compliance in 2020.
All Other Fees. The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0.0 million in 2021 and $0.0 million in 2020.
Preapproval Policies and Procedures
The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.
All of the services described above for 2021 and 2020 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

2022 Proxy Statement	63

Audit Committee Matters
Audit Committee Report
The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of five independent Directors (as defined by the New York Stock Exchange Listing Standards), met 6 times in 2021 and operates under a written charter last amended by the Board in February 2021, which is posted on our website at https://investor.kelloggs.com/governance/statement-documents. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2021 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.
The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting, their judgments as to the quality of our financial reporting, and such other matters as are required to be discussed with the Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301 - Communications with Audit Committees.
The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
The Committee reviewed and discussed with the independent registered public accounting firm our Form 10-K prior to filing with the SEC. In addition, the Committee reviewed with management significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and compliance programs.
The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits. The Committee also meets privately with the Vice President of Internal Audit, Corporate Controller, and Chief Legal Officer at each meeting.
In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2022, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2022 fiscal year.
AUDIT COMMITTEE
Stephanie Burns, Chair
Rick Dreiling
Don Knauss
Erica Mann
Mike Schlotman

64	Kellogg Company

Management Proposal

PROPOSAL 4
Approval of the Kellogg Company 2022 Long-Term Incentive Plan

The Board recommends a vote FOR approval of the Kellogg Company Long-Term Incentive Plan.

On February 18, 2022, the Board of Directors adopted the Kellogg Company 2022 Long-Term Incentive Plan (the “2022 Plan”) subject to approval by the Shareowners at the 2022 Annual Meeting.
The shares reserved for use under Kellogg’s current incentive plan, the 2017 Long-Term Incentive Plan (the “2017 Plan”), may not be sufficient to fund Kellogg's equity grant needs for 2023. If approved, the 2022 Plan will replace the 2017 Plan, the 2017 Plan will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the 2017 Plan, and no new awards will be granted under the 2017 Plan following Shareowner approval of the 2022 Plan.
Key Highlights
The Board of Directors unanimously recommends that Shareowners vote “FOR” the adoption of the 2022 Plan for the following reasons:
Key Component of Compensation. Equity and performance-based awards are a core component of our compensation program. We believe equity and performance-based awards provide employees, officers, directors, and other service providers with a proprietary interest in maximizing the growth, profitability and overall success of Kellogg.
Alignment. We believe that our long-term incentive compensation program aligns the interests of employees, officers, directors and our long-term Shareowners to create long-term shareowner value. The 2022 Plan would increase our ability to achieve this objective by allowing for several different awards, which we believe will help us attract, retain, and motivate employees, officers, directors, and other service providers (or those who will become employees, officers, directors, and other service providers).
Determination of Share Amounts. In determining the terms of the 2022 Plan and the amount of the 2022 Plan share reserve, our Board considered the factors above and a number of other factors, including the following:
•Number of eligible participants. Based on current practices, we currently have approximately 1,600 employees, 12 officers and 11 directors eligible to receive awards under the 2022 Plan.
•Historical amounts of equity awards. Our three-year annual number of shares granted, calculated on our understanding of the methodology utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”), was approximately 5.8 million shares in 2021, 5.3 million shares in 2020, and 5.8 million shares in 2019. However, these amounts are not necessarily indicative of the shares that might be awarded over at least the next three years under the proposed 2022 Plan. See “New Plan Benefits” below for additional information considered by the Board.
•Historical equity award burn rate. Our three-year average annual equity grant rate, or “burn rate,” for the 2019-2021 period, calculated on our understanding of the methodology utilized by ISS, was 1.64%, which was lower than ISS’s maximum burn rate guidance of 2.00% for our industry classification.
•Current and projected overhang percentage. As of February 23, 2022, we had 17.4 million shares of our common stock subject to outstanding equity awards which represented approximately 4.70% of fully diluted common shares outstanding, calculated on our understanding of the methodology utilized by ISS. Upon Shareowner approval of the 2022 Plan, no additional shares will be issued from the 2017 Plan and the 12.4 million new shares proposed to be included in the 2022 Plan share reserve would represent overhang of 3.35% of fully diluted common shares outstanding, bringing total overhang (including outstanding equity awards) to approximately 8.05% of fully diluted common shares outstanding.

2022 Proxy Statement	65

Management Proposal
The following table details the number of shares outstanding used for the above overhang calculations:

Data as of February 23, 2022
New share request	12,400,000
Available awards under 2017 Plan*	10,317,057
Outstanding appreciation awards	14,095,282
Weighted average exercise price	$64.45
Weighted average term	5.43 years
Outstanding full value awards	3,297,265
Common shares outstanding as of record date	340,156,424
*      No additional shares will be granted under the 2017 Plan following Shareowner approval of the 2022 Plan.
•Anticipated duration. If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the shares available for future awards, including the 12.4 million additional shares if the 2022 Plan is approved, will be sufficient for Plan awards for at least three years.
Shareowner approval of the 2022 Plan is being sought in order to (1) meet the stockholder approval requirements of the New York Stock Exchange and (2) qualify certain stock options authorized under the 2022 Plan for treatment as incentive stock options for purposes of Section 422 of the Code.
A summary of the basic features of the 2022 Plan is set forth below including minimum vesting requirements, limits on the accrual of dividends on unearned awards and recoupment of awards. The summary is subject to the specific provisions contained in the full text of the 2022 Plan set forth in Appendix A to this proxy statement. The 2022 Plan is consistent in substance with the 2017 Plan, but with several key updates, including:
•adds the conviction of an act that constitutes a felony to the definition of "cause";
•clarifies that service providers may receive certain awards pursuant to the 2022 Plan;
•removes the fungible share reserve structure;
•expands the annual limit on non-employee director compensation to include all cash compensation (in addition to equity compensation), with a maximum annual value of $800,000;
•deletes certain provisions included for purposes of qualifying certain compensation as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”);
•expands the “Change in Control” cash-out provision to include all Awards (rather than only stock options and stock appreciation rights); and
•adds customary exceptions to the one-year minimum vesting or performance period for accelerated vesting in connection with death, disability or Change in Control and certain awards to non-employee directors.
Plan Term
The 2022 Plan will be effective on February 18, 2022, the date of its adoption by the Board, subject to Shareowner approval at the annual meeting. No new awards may be granted under the 2022 Plan after February 18, 2032. However, the term and exercise of certain awards granted before then may extend beyond that date. The Board may terminate the 2022 Plan at any time with respect to all awards that have not been granted.
Administration
The 2022 Plan is administered by the Compensation and Talent Management Committee of the Board of Directors (the “Committee”). The Committee is currently composed of only non-employee directors. Each member of the Committee is a “Non‑Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange. Under the terms of the 2022 Plan, the Committee has the authority to select the participants, make awards in such amounts and form as the Committee shall determine, impose restrictions, terms, and conditions upon such awards as the Committee shall deem appropriate and correct any technical defects or omissions in the 2022 Plan or any award agreement. The Committee may designate persons other than members of the Committee to carry out the day‑to‑day administration of the 2022 Plan. In addition, the Committee may, in its sole discretion, delegate its authority to one or more senior executive officers of Kellogg for the purpose of making awards to participants who are not subject to Section 16 of the Exchange Act, but no officer of Kellogg may grant awards to himself or herself.

66	Kellogg Company

Management Proposal
Eligibility
Employees, officers, directors, and other service providers and those who will become employees, officers, directors, or other service providers of Kellogg and/or its subsidiaries are eligible to receive awards under the 2022 Plan. Awards under the 2022 Plan will be made by the Committee or by a senior executive officer who has been delegated authority to grant awards to participants who are not subject to Section 16 of the Exchange Act. No determination has been made as to awards that may be granted under the 2022 Plan, although it is anticipated that recipients of awards will include the current executive officers of Kellogg. Currently, Kellogg and its subsidiaries have approximately 1,600 employees, 12 officers and 11 directors eligible to participate in the 2022 Plan based on current practices.
In general, restricted shares and restricted share units awarded under the 2022 Plan that vest solely as a result of the passage of time and continued service must be subject to a minimum vesting period of three years from the date of grant (including pro rata vesting over such period), and awards awarded under the 2022 Plan whose vesting is subject to the achievement of specified performance goals over a performance period must be subject to a performance period of not less than one year from the date of grant. Acceleration is permitted on death, disability, a change in control and certain other limited cases.
Shares Authorized; Share Limitations
The maximum number of shares of Kellogg Company common stock for which awards may be granted under the 2022 Plan may not exceed 12.4 million shares, less any shares granted under the 2017 Plan following the Effective Date. The total number of shares remaining available for issuance under the 2022 Plan will be reduced by one share for each share issued or potentially issuable pursuant to an award under the 2022 Plan.
Shares of common stock that, as of the effective date of the 2022 Plan, have not been issued under the 2001 Long-Term Incentive Plan, the 2003 Long-Term Incentive Plan, the 2009 Long-Term Incentive Plan, the 2013 Long-Term Incentive Plan, and the 2017 Long-Term Incentive Plan (together, the “Old Plans”) and are not covered by outstanding awards under the Old Plans shall not be available for Awards under the 2022 Plan. Shares will not be added to the maximum share limitations under the 2022 Plan if: the shares would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a net exercise; the shares were already owned by a participant and are tendered (either actually or by attestation) in payment of the exercise price of an option; the shares are withheld by Kellogg to satisfy the tax withholding obligation with respect to an option or SAR; the shares are repurchased on the open market with proceeds of an option exercise; or the shares are covered by an exercised SAR, regardless of whether shares of common stock are actually issued by the exercise, which are considered issued or transferred in accordance with the 2022 Plan.
Subject to adjustment pursuant to the terms of the 2022 Plan, no non-employee director may receive equity-based and cash compensation with an aggregate grant-date value in excess of $800,000.
The closing price per share of Kellogg Company common stock as reported on the New York Stock Exchange on February 18, 2022 was $66.07.
Awards
All awards are expected to be evidenced by an award agreement between Kellogg and the individual participant and approved by the Committee. In the discretion of the Committee, an eligible participant may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible participant.
Types of awards under the 2022 Plan include:
Stock Options - The Committee may grant incentive stock options or Non-Qualified Stock Options (collectively referred to as “stock options”). An incentive stock option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. A Non-Qualified Stock Option is any other stock option granted by the Committee that is not specifically designated as an incentive stock option. The exercise price of stock options shall be determined by the Committee, but in no event shall the exercise price be less than 100% of the closing price of Kellogg’s common stock on the grant date. The term of each stock option shall be determined by the Committee; provided, however, that the term of stock options shall not exceed 10 years. Options may be exercised in whole or in part, and the option price may be paid (1) by cash, certified check, bank draft, electronic transfer, or money order payable to the order of Kellogg, (2) if permitted by the Committee in its sole discretion, by surrendering (or attesting to the ownership of) shares of common stock already owned by the participant, (3) pursuant to a net exercise arrangement, or (4) if permitted by the Committee (in its sole discretion) and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, some other form of payment acceptable to the Committee. Special provisions apply to stock options granted to 10% or greater Shareowners. No Stock Options granted under the 2022 Plan may contain any reload provisions, entitling the option holder to additional options upon the exercise of existing options.
Stock Appreciation Rights - Stock Appreciation Rights (or “SARs”) represent a right to receive a payment, in cash, shares of Kellogg’s common stock, restricted shares (as described below) or a combination thereof, equal to the excess of the fair market value of a specified number of shares of Kellogg common stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. SARs may be exercised in accordance with the terms established by the Committee. The term of a SAR shall not exceed 10 years from the grant date.

2022 Proxy Statement	67

Management Proposal
Restricted Shares and Restricted Share Units - A restricted share is an award of common stock granted to a participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the participant deposit such shares with Kellogg while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time or for other reasons (including, without limitation, the failure to achieve designated performance goals). Upon lapse of the restrictions, restricted shares may be exchanged for unrestricted shares of common stock. A grant of restricted share units is a notional award of shares of common stock which entitle the participant to a number of unrestricted shares of common stock equal to (or a cash amount equal in value to such number of unrestricted shares of common stock) the number of restricted share units upon the lapse of similar restrictions, terms and conditions. A participant holding restricted shares shall have all the rights of a Shareowner of such shares (except as such rights may be limited by the Committee). Restrictions on restricted shares and restricted share units may be performance-based.
Performance Units and Performance Share Units and Other Cash-Based Awards - A grant of performance units is a notional award of units (with each unit representing such monetary amount as designated by the Committee) granted to a participant, subject to such terms as the Committee deems appropriate, including the requirement that the participant forfeit such units (or a portion thereof) if certain performance criteria are not met. A grant of performance share units is an award of actual or notional shares of common stock which entitle the participant to a number of shares of common stock equal to the number of performance share units upon achievement of specified performance goals and such other terms and conditions as the Committee deems appropriate. Participants receiving a grant of performance units and performance share units will be entitled to payment in respect of such awards if Kellogg and/or the participant achieves certain performance goals during and in respect of a designated performance period.
Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range. A grant of another cash-based award is an award payable in cash to a participant at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion. Other cash-based awards may be granted to participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in the Committee’s sole discretion. Other cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion, subject to the limitations of the 2022 Plan.
New Plan Benefits
No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2022 Plan. The grant of any awards under the 2022 Plan will be at the discretion of the Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future as there are many variables the Committee considers in granting equity awards, including compensation of the our executive officers compared to peer group compensation, share price at the time the Committee sets executive compensation, and, for payouts under the our long-term incentive plans, performance against predetermined metrics at the time of settlement. However, in approving the 2022 Plan, the Board did consider a forecast of share utilization for 2022 (which was the only forecasted information available). Share utilization is estimated at 1.4 million shares with an estimated grant date fair value of $89.6 million in 2022 compared to 4.0 million shares with a grant date fair value of $87.0 million in 2021. These and the forecasts below are based on numerous variables and assumptions that are inherently uncertain and subject to change. Accordingly, there can be no assurance that these forecasts will be realized and Shareowners are cautioned not to place undue, if any, reliance on such forecasts.
Although future grants under the 2022 Plan are not determinable at this time, for illustrative purposes and not necessarily indicative of the shares that might be awarded under the 2022 Plan, the table below sets forth the awards that were granted under the 2017 Long-Term Incentive Plan during 2022 to the current NEOs, all executive officers as a group, all non-executive directors as a group and all non-executive officer employees as a group.
The table below also sets forth the 2022 forecasts for share utilization that were considered by the Board in approving the 2022 Plan.

68	Kellogg Company

Management Proposal

Name and Position	Stock Options (#)	Performance Stock Units (#)	Restricted Stock/ Restricted Stock Units (#)	New Hire Stock Options/ Restricted Stock/RSUs (#)
2017 Plan Grants During 2022:
Steve Cahillane	-	96,490	32,170	-
Amit Banati	-	28,720	9,580	-
Chris Hood	-	28,380	9,460	-
Gary Pilnick	-	21,570	7,190	-
Executive Group (Includes NEOs Above)	-	252,860	84,310	-
Non-Executive Director Group	-	-	-	-
Non-Executive Officer Employee Group	-	534,250	475,325	9,590
Total 2022 Actual YTD	-	787,110	559,635	9,590
For addition information relating to securities authorized under all of our equity compensation plans as of January 1, 2022, please see the section entitled “Equity Compensation Plan Information” below. In addition, refer to the section entitled “Executive Compensation” for information about specific awards granted to our NEOs during 2021 and any equity awards that remain outstanding as of January 1, 2022.
Dividends and Dividend Equivalents.
The Committee may provide that awards denominated in stock (other than stock options and SARs) earn dividends or dividend equivalents; provided that dividends or dividend equivalents shall only be paid or accrued on Awards subject to service-based or performance-based vesting conditions to the extent that such awards are actually earned. At the same time that dividends are paid to holders of Kellogg common stock, dividends or dividend equivalents may be paid in cash or shares of common stock or may be credited to an account that the Committee establishes in the name of the participant, to be paid at such time or times as determined by the Committee and as specified in the terms of the applicable award grant. The Committee may also impose other restrictions on the crediting of dividends or dividend equivalents, such as requiring reinvestment in additional shares or share equivalents. Any stock dividends paid to Shareowners shall, in respect of restricted shares (or restricted share units, if the Committee grants dividend equivalents in a participant’s award agreement) shall be treated as additional restricted shares (or restricted share units).
Repricing Prohibited
Except as set forth in Section 13 of the 2022 Plan (pertaining to changes in capitalization and other matters), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or SARs or to cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs without shareowner approval.
Change in Control or Other Cash-Out
If there is a “Change in Control” of Kellogg (as defined in Section 14 of the 2022 Plan) and outstanding awards under the 2022 Plan are not assumed, continued or substituted by the successor to Kellogg, then in order to preserve the participants’ rights the following shall occur: (a) all stock options and SARs become fully vested and exercisable; (b) all restrictions on restricted shares shall be deemed lapsed and all restricted shares shall become fully vested and payable; and (c) the performance criteria for all performance units, performance share units, and other cash-based awards shall be considered earned and payable in full (with applicable performance goals deemed achieved at the greater of (i) the applicable target level and (ii) the level of achievement of the performance goals for the award as determined by the Committee in accordance with the terms of the 2022 Plan). In addition, the Committee shall have the authority to otherwise require that the holder surrender any award for cancellation by Kellogg, with the holder being entitled to receive a cash payment. In the event outstanding awards are assumed by the successor corporation, such awards shall be subject to the adjustment provisions of Section 13 of the 2022 Plan and shall otherwise continue in effect with all of the terms and conditions of the Plan and the applicable Award Agreement. In the event that a participant holding any such assumed awards is involuntarily terminated without cause (as determined by the Committee or as provided in an Award Agreement) within two years following such Change in Control, such participant’s outstanding awards will become fully vested, exercisable and payable (as applicable) as of the date of such termination, except as otherwise provided by the 2022 Plan.

2022 Proxy Statement	69

Management Proposal
Matters relating to the 2022 Plan and its Amendment, Suspension and/or Termination
No Awards may be granted after February 18, 2032. The Board may suspend or terminate the 2022 Plan (or any portion thereof) at any time, and may amend the 2022 Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit Kellogg or the participants to benefit from any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of Kellogg. However, no such amendment, suspension, or termination shall materially adversely affect the rights of any participant and the Board may not make any change that would disqualify the 2022 Plan or any other plan of Kellogg from the benefits provided under Section 422 of the Code. No amendment will be made without shareowner approval if required by applicable law or applicable listing requirements.
Non-transferability of Awards
Awards granted under the 2022 Plan generally will not be transferable, except by will and the laws of descent and distribution. However, the Committee may from time to time permit awards to be transferable to “family members” (within the meaning of the General Instructions to Form S-8) subject to such terms and conditions as the Committee may impose and applicable law. No award, however, may be transferred for value as defined in the general instructions to Form S-8.
Federal Income Tax Consequences
The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, performance units, performance share units, restricted shares, restricted share units, other cash-based awards and supplemental cash payments. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to stock options, stock appreciation rights, performance awards, restricted stock, and supplemental cash payments. Participants are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to stock options, appreciation rights, performance awards, restricted stock, and supplemental cash payments.
Incentive Stock Options. A participant who is granted an incentive stock option recognizes no income upon grant or exercise of the option. However, the excess of the fair market value of Kellogg shares on the date of exercise over the option exercise price is an item includible in the optionee’s alternative minimum taxable income. The IRS may require the optionee to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the incentive stock option that the optionee can use to pay such tax.
If an optionee holds the common stock acquired upon exercise of the incentive stock option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such common stock, as capital gain. If an optionee disposes of common stock acquired through the exercise of an incentive stock option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the common stock on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the common stock has been held for more than one year following exercise of the incentive stock option.
Special rules apply for determining an optionee’s tax basis in and holding period for common stock acquired upon the exercise of an incentive stock option if the optionee pays the exercise price of the incentive stock option in whole or in part with previously owned Kellogg shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of common stock (other than shares previously acquired through the exercise of an incentive stock option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of common stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.
If any optionee pays the exercise price of an incentive stock option in whole or in part with previously-owned shares that were acquired upon the exercise of an incentive stock option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.
We are not entitled to any deduction with respect to the grant or exercise of an incentive stock option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the common stock in an amount equal to the optionee’s compensation income.

70	Kellogg Company

Management Proposal
Non-Qualified Stock Options. A participant who is granted a non-qualified stock option recognizes no income upon grant of the option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Kellogg shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.
When an optionee disposes of common stock received upon the exercise of a non-statutory stock option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.
If an optionee pays the exercise price for a non-statutory option entirely in cash, the optionee’s tax basis in the common stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a non-statutory option in whole or in part with previously-owned shares of common stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.
SARs. A participant who is granted an SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to the excess of (a) the amount of cash and the fair market value of the shares received, over (b) the exercise price paid therefor. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.
Restricted Shares. Restricted shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant restricted shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of common stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.
However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant.
Performance Units, Performance Share Units and Restricted Share Units. The grant of a performance unit, performance share unit or restricted share unit does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Kellogg common stock received as payment in respect of a performance unit, performance share unit or restricted share unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.
Payment of Withholding Taxes. We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2022 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering shares of Kellogg common stock that the participant previously owned or directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE KELLOGG COMPANY 2022 LONG-TERM INCENTIVE PLAN.

2022 Proxy Statement	71

Management Proposal
EQUITY COMPENSATION PLAN INFORMATION

(millions, except per share data)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights as of January 1, 2022 (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights as of January 1, 2022 ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) as of January 1, 2022 (c)(1)
Equity compensation plans approved by security holders	17.6	64	15	(2)
Equity compensation plans not approved by security holders	0	NA	0.2
Total	17.6	64	15.2
(1)The total number of shares remaining available for issuance under the 2017 Long-Term Incentive Plan will be reduced by two shares for each share issued pursuant to an award other than a stock option or stock appreciation right, or potentially issuable pursuant to an outstanding award other than a stock option or stock appreciation right, which will in each case reduce the total number of shares remaining by one share for each share issued. Following the approval of the 2022 Plan, no awards will be granted with respect to shares that remain available for issuance under the 2017 Long-Term Incentive Plan.
(2)The total number of shares remaining available for issuance as of January 1, 2022 for each Equity Compensation Plan approved by shareowners are as follows. Following the approval of the 2022 Plan, no awards will be granted with respect to shares that remain available for issuance under the 2017 Long-Term Incentive Plan
–The 2017 Long-Term Incentive Plan - 13.6 million;
–The Amended and Restated 2002 Employee Stock Purchase Plan (effective January 1, 2021) - 1.4 million.
Three plans are considered “Equity compensation plans not approved by security holders.” The Kellogg Share Incentive Plan, which was adopted in 2002 and is available to most U.K. employees of specified Kellogg Company subsidiaries; a similar plan, which is available to employees in the Republic of Ireland; and the Deferred Compensation Plan for Non-Employee Directors, which was adopted in 1986 and amended in 1993, 2002, 2003, 2006, and 2013.
Under the Kellogg Share Incentive Plan, eligible U.K. employees may contribute up to 1,500 Pounds Sterling annually to the plan through payroll deductions. The trustees of the plan use those contributions to buy shares of our common stock at fair market value on the open market, with Kellogg matching those contributions on a 1:1 basis. Shares must be withdrawn from the plan when employees cease employment. Under current law, eligible employees generally receive certain income and other tax benefits if those shares are held in the plan for a specified number of years. A similar plan is also available to employees in the Republic of Ireland. As these plans are open market plans with no set overall maximum, no amounts for these plans are included in the above table. However, approximately 31,000 shares were purchased by eligible employees under the Kellogg Share Incentive Plan, the plan for the Republic of Ireland and other similar predecessor plans during 2021, with approximately an additional 34,000 shares being provided as matched shares.
The Deferred Compensation Plan for Non-Employee Directors was amended and restated during 2013. Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may elect to defer all or part of their compensation (other than expense reimbursement) into units which are credited to their accounts. The units have a value equal to the fair market value of a share of our common stock on the appropriate date, with dividend equivalents being earned on the whole units in non-employee Directors’ accounts. Units must be paid in shares of our common stock, either in a lump sum or in up to ten annual installments, with the installments to begin as soon as practicable after the non-employee Director’s service as a Director terminates. No more than 300,000 shares are authorized for use under this plan, of which approximately 53,000 had been issued as of January 1, 2022.

72	Kellogg Company

Shareowner Proposal

PROPOSAL 5
Shareowner Proposal for CEO Compensation to Weigh Workforce Pay and Ownership

The Board recommends that you vote AGAINST this Shareowner proposal for the reasons set forth in the statement and opposition following the proposal.

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and shareholdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied promptly upon oral or written request.
Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as it was submitted to us.
Resolution Proposed by Shareowner:
Proposal 5 - CEO Compensation to Weigh Workforce Pay and Ownership
Resolved: Shareholders of Kellogg Company (”Company’’) request the Management Development and Compensation Committee (“Committee”) of the Board of Directors take into consideration the pay grades, salary ranges, and stock ownership incentives (such as, but not limited to, stock grants, performance share units, employee stock purchase plans, restricted stock units, and options) of all classifications of Company employees when setting target amounts for CEO compensation. The Committee should describe in the Company’s proxy statements for annual shareholder meetings how it complies with this requested policy. Compliance with this policy is excused where it will result in the violation of any existing contractual obligation or the terms of any existing compensation plan.
Supporting Statement:
To ensure that our Company’s CEO compensation is reasonable relative to our Company’s overall employee pay philosophy and structure, the Committee should also consider the pay grades, salary ranges, and stock ownership incentives of all Company employees when setting CEO compensation target amounts.
This proposal does not require the Committee to use other employee pay data in a specific way to set CEO compensation targets. Under this proposal, the Committee will have discretion to determine how other employee pay and stock incentives should impact CEO compensation targets.
The current system of determining CEO compensation without fully considering the pay, including stock ownership, of average company employees has led to glaring inequality between the CEO. The last reported ratio of the CEO’s annual total compensation to that of the median employee’s annual total compensation was 279:1. A similar ratio focused on stock ownership would probably be higher. From 1973 to 2018, inflation-adjusted wages for nonsupervisory American workers were essentially flat.1 Meanwhile, a dollar’s worth of stock grew (in real terms) to $14.09.2 Those working for a living have seen their incomes stagnate, while those with significant income from capital ownership have done very well. 3
Our Company has stock incentive plans for employees but should track and disclose the percentage of employees who participate and at what rates. Our Company should measure and disclose its progress towards an employee ownership culture.
Employee ownership is correlated with better firm performance, fewer layoffs, better employee compensation and benefits, higher median household wealth, longer median job tenure, and reduced racial and gender wealth gaps.4
Employee engagement and trust are crucial to success. Chief Justice Strine and Kirby M. Smith, wrote that expanding the compensation committee’s perspective beyond executive compensation would make the committee think about the “company’s workforce as a whole” and “result in directors who have a better grasp on how human talent matters for the company’s business strategy and operations.”5

2022 Proxy Statement	73

Shareowner Proposal
Increase Long-Term Shareholder Value
Vote Report on Inclusion of Employee Voices in Board Level Decisions – Proposal 5

1 https://www.pewresearch.org/fact-tank/2018/08/07/for-most-us-workers-real-wages-have-barely-budged-for-decades/
2 http://moneychimp.com/features/market_cagr.htm
3 https://smlr.rutgers.edu/faculty-research-engagement/institute-study-employee-ownership-and-profit-sharing
4 https://www.nceo.org/article/research-employee-ownership
5 https://www.edelman.com/trust/2021-trust-barometer/belief-driven-employee/new-employee-employer-compact
Our Response - Statement in Opposition to Proposal:
The Board has carefully considered the above proposal and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:
Our established compensation core principles promote fair and reasonable practices intended to drive Shareowner value: Our Compensation and Talent Management (“C&T”) Committee designs our executive compensation program to provide a competitive level of total compensation necessary to attract and retain key talent to help deliver successful business performance, appropriately motivate our executives to contribute to our near- and long-term success and help drive long-term total return for our Shareowners. The core principles that inform our executive compensation approach are pay for performance, shareowner alignment, values-based and risk mitigation. Having an engaged executive team with the ability to successfully execute our business is key to our success in a robust and challenging industry where competitive compensation is central to business performance. Our compensation program is described in detail in the Compensation Discussion and Analysis set forth in this proxy statement.
Our compensation approach is intended to ensure that our compensation practices are fair and reasonable as applied to both executive and non-executive employees. We seek to provide competitive wages and benefits to all employees based on their roles, responsibilities and performance. To monitor the effectiveness of our program, we regularly assess how our pay components compare to those of similarly situated companies, and we make adjustments as necessary to remain competitive, and attract and retain our workforce.
The C&T Committee follows a robust decision-making process: The C&T Committee already receives and has access to a broad range of information about Kellogg’s broad-based pay strategies and practices. Among other things, the C&T Committee receives information about Kellogg’s workforce and compensation programs at various levels and segments of the Company, including the ratio between the total compensation of the Company’s median employee and the total compensation of the Chief Executive Officer, as reported in the proxy statement, and the executive compensation of companies in our Compensation Peer Group.
Additionally, the C&T Committee retains an independent compensation consultant to provide relevant data concerning the marketplace, including the Compensation Peer Group, and perform its own independent analysis and make recommendations to the C&T Committee concerning executive compensation.
Finally, the C&T Committee considers the risk to our Shareowners and business that may be inherent in the executive compensation program and mitigates risk when setting executive compensation.
The Board believes that the C&T Committee should continue to determine the most effective and efficient way to assess the information that it considers to be relevant to its decision-making process without requiring the C&T Committee to receive a specific type of pay data for all Kellogg employees.
Shareowners have provided feedback and expressed support of our executive compensation practice: The C&T Committee values feedback from Shareowners on executive compensation. We believe our Shareowners have strongly supported our executive compensation program, consistent with the results of our “Say-on-Pay” vote, where we received strong support for the Company's compensation program with approximately 97% of votes cast in favor of Kellogg's "Say-on-Pay" proposals in 2020 and 2021. We hold non-binding, advisory “Say-on-Pay” votes annually to allow Shareowner’s to express approval of Kellogg’s compensation to named executive officers.
In conclusion: The Board believes the C&T Committee already follows a thoughtful, deliberate and robust approach in making compensation decisions that drives our business and leads to long-term Shareowner value while treating employees fairly at all levels. The C&T Committee already receives and has access to information about broad-based compensation practices at Kellogg. Finally, Shareowners provide feedback and support in the form of our annual advisory “Say-on-Pay” vote, and have expressed their support of our executive compensation practices. Given this approach, we do not believe the requested policy and disclosure would add meaningful value to the process already followed by the C&T Committee or the disclosure already provided to Shareowners.

FOR THESE REASONS, THE BOARD RECOMMENDS A VOTE "AGAINST" THE PROPOSAL

74	Kellogg Company

Security Ownership
Five Percent Holders
The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Beneficial Owner/Address	Shares Beneficially Owned		Percent of Class on December 31, 2021

W.K. Kellogg Foundation Trust(1) c/o Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60603	62,357,240	(2)	18.3%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,706,271	(3)	8.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	25,791,189	(4)	7.6%

Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	21,846,696	(5)	6.4%

KeyCorp 127 Public Square Cleveland, OH 44114-1306	21,713,198	(6)	6.4%

(1)According to a Schedule 13G/A filed with the SEC on February 9, 2022, the W.K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W.K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 58,631,837 shares of Kellogg Company, or 17.2% of our outstanding shares on December 31, 2021. As of that date, the trustees of the Kellogg Trust were Steve Cahillane, Ramón Murguía, La June Montgomery Tabron and Northern Trust Company. The Kellogg Foundation, a Michigan charitable corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust. The shares of Kellogg Company owned directly by Mr. Cahillane and Ms. Montgomery Tabron are reflected in the Officer and Director Stock Ownership table below.
(2)According to a Schedule 13G/A filed with the SEC on February 8, 2022, Northern Trust Corporation has sole voting power for 395,548 shares, shared voting power for 61,946,937 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 2,170,025 shares and shared investment power for 59,770,150 shares (including those shares beneficially owned by the Kellogg Trust). Northern Trust Corporation, as parent holding company for The Northern Trust Company, as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 58,631,837 shares owned by the Kellogg Trust, which shares are reflected in Northern Trust Corporation’s totals above. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by Northern Trust Corporation and The Northern Trust Company unrelated to the Kellogg Trust.
(3)According to a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has sole voting power for 0 shares, shared voting power for 417,614 shares, sole investment power for 27,642,829 shares and shared investment power for 1,063,442 shares.
(4)According to a Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc. has sole voting power for 22,634,467 shares and sole investment power for 25,791,189 shares.
(5)According to a Schedule 13G/A filed with the SEC on February 7, 2022, Gordon Gund has sole voting power for 21,654,827 shares, shared voting power for 191,869 shares, sole investment power for 0 shares and shared investment power for 191,869 shares. The shares over which Gordon Gund has sole voting power are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.
(6)According to a Schedule 13G/A filed with the SEC on January 7, 2022, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) above, as well as other trusts, has sole voting power for 52,845 shares, shared voting power for 4,900 shares, sole investment power for 21,683,140 shares and shared investment power for 26,807 shares.

2022 Proxy Statement	75

Security Ownership
Officer and Director Stock Ownership
The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2022, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Stephanie Burns	22,221	—	7,997	30,218	*
Carter Cast	12,961	—	—	12,961	*
Rick Dreiling	15,448	—	9,889	25,337	*
Rod Gillum	8,416	—	5,128	13,543	*
Zack Gund (5)	1,651,723	—	14,156	1,665,879	*
Donald Knauss	45,394	—	—	45,394	*
Mary Laschinger	26,699	—	18,488	45,187	*
Erica Mann	8,416	—	—	8,416	*
La June Montgomery Tabron (6)	22,221	—	—	22,221	*
Mike Schlotman	4,138	—	—	4,138	*
Carolyn Tastad	16,960	—	—	16,960	*
Named Executive Officers
Steve Cahillane (6)	121,847	745,033	13,446	880,326	*
Amit Banati	48,563	228,466	—	277,029	*
Chris Hood	36,512	385,323	—	421,835	*
Gary Pilnick	75,262	456,496	—	531,758	*
Alistair Hirst	47,945	346,776	—	394,721	*
All Directors and executive officers as a group (22 persons)(7)	2,238,059	2,565,823	69,105	4,872,987	1.4
*Less than 1%.
(1)Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes (i) restricted stock units that vested within 60 days of January 15, 2022; and (ii) the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on voting and investment: Dr. Burns, 22,221 shares; Mr. Cast, 12,961 shares; Mr. Dreiling, 15,421 shares, Mr. Gillum, 8,416 shares; Mr. Zack Gund, 19,866 shares; Mr. Knauss, 45,309 shares; Ms. Laschinger, 26,699 shares; Ms. Mann, 8,416 shares; Ms. Montgomery Tabron, 22,221 shares; Ms. Tastad 16,960 shares; and all Directors as a group, 202,128 shares.
(2)Represents options that were exercisable on January 15, 2022 and options that become exercisable within 60 days of January 15, 2022.
(3)Represents the number of common stock units held under our deferred compensation plans as of January 15, 2022. For additional information, refer to “2021 Director Compensation and Benefits — Elective Deferral” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans - Discontinued / Frozen Plans – Executive Deferral Program” for a description of these plans.
(4)None of the shares listed have been pledged as collateral.
(5)Includes: (i) 3,657 shares held by a trust for the benefit of Mr. Zack Gund and certain members of his family, of which Mr. Zack Gund is one of several trustees; (ii) 9,200 shares held by a limited liability company that is owned by a trust for the benefit of certain members of Mr. Zack Gund’s family, of which a family member of Mr. Zack Gund’s is the trustee of the trust; and Mr. Zack Gund is the manager of the limited liability company (iii) 1,619,000 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Zack Gund and he serves as a manager of these partnerships. As a result of these relationships, Mr. Zack Gund may have voting and dispositive power over all such shares. Mr. Zack Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.
(6)Does not include shares owned by the Kellogg Trust, as to which Mr. Cahillane and Ms. Montgomery Tabron, as trustees of the Kellogg Trust as of the date of this table, hold voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have a current beneficial interest.
(7)Includes 3,657 shares held by a trust for the benefit of the applicable Director and certain family members, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 9,200 shares held by a limited liability company that is owned by a trust for the benefit of certain family members of the applicable Director, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 1,619,000 shares held in family partnerships, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 122,432 shares held jointly with spouse, of which the applicable Director and his wife share voting and investment power; 51,471 shares held by spouse and children; 456,496 options held by spouse; and 1,156 shares held in our Savings & Investment Plans.

76	Kellogg Company

Security Ownership
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except that one Form 4 for each of Nicolas Amaya, Chris Hood, and Monica McGurk was inadvertently filed late by Kellogg. Two Form 4/As and a Form 5 was filed in February 2022 reporting each transaction.

2022 Proxy Statement	77

About The Meeting
Information About this Proxy Statement
Why You Received this Proxy Statement. You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2022 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time on Friday, April 29, 2022, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. On March 4, 2022, we began to mail to our Shareowners of record as of the close of business on March 1, 2022, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717; phone number: (877) 910-5385 or e-mail: shareholder@broadridge.com.
Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Summary Processing. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.
Who Can Vote — Record Date
The record date for determining Shareowners entitled to vote at the Annual Meeting is March 1, 2022. Each of the approximately 339,435,112 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the Annual Meeting.
A list of the names of Shareowners entitled to vote at the Annual Meeting will be available for at least ten days prior to the Annual Meeting. To arrange review of the list of Shareowners for any purpose relevant to the Annual Meeting, please contact Investor Relations at (269) 961-2800. The Shareowner list will also be available during the virtual Annual Meeting for examination by Shareowners at www.virtualshareholdermeeting.com/K2022.
How to Vote — Proxy Instructions
If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.
If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

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About The Meeting
Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.
Due to concerns relating to the coronavirus (COVID-19) pandemic, and to support the health and well-being of our Shareowners and employees, this year’s Annual Meeting will be virtual and will be held entirely online via live webcast at the Annual Meeting Website. There will not be an option to attend the meeting in person. To be admitted to the Annual Meeting at the Annual Meeting Website, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice. You may vote your shares and submit your questions during the Annual Meeting by following the instructions available on the Annual Meeting Website during the meeting. If you do not have access to the Internet and are interested in attending, please contact Kellogg Investor Relations at (269) 961-2800, or (844) 986-0822 (US) or (303) 562-9302 (International).
By Telephone or Internet — You may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 28, 2022.
By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.
If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us by April 28, 2022.
Whether you vote by telephone, over the Internet or by mail, you may specify: whether you approve, disapprove or abstain from voting on: each of the nominees for Director (Proposal 1); the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021 (Proposal 3); the proposal to approve the Kellogg Company 2022 Long-Term Incentive Plan (Proposal 4); and the Shareowner proposal for CEO compensation to weigh workforce pay and ownership, if properly presented at the meeting (Proposal 5).
When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.
If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 - Election of Directors, “For” Proposals 2 through 4, and "Against" Proposal 5, or otherwise at the discretion of the persons named in the proxy card.
Revocation of Proxies
If you are a Shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:
•by submitting written notice of revocation to our Secretary;
•by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or
•by voting at the meeting.
If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.
Quorum
A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the Annual Meeting are present or represented by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), the approval of the Kellogg Company 2022 Long-Term Incentive Plan (Proposal 4), or the Shareowner proposal (Proposal 5).

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About The Meeting
Required Vote
Our bylaws contain a majority voting standard for the election of Directors in an uncontested election, such as this election (Proposal 1). This means that, in order to be elected in an uncontested election, a Director nominee must receive a greater number of votes cast “for” such Director nominee than votes cast “against” such Director nominee (excluding abstentions). In addition, our Board has adopted a policy governing what will occur in the event that a Director nominee does not receive the required vote for a nominee’s election. No Director will be nominated for election or otherwise be eligible for service on the Board unless and until the candidate has delivered an irrevocable resignation to the Nominating and Corporate Governance Committee that would be effective upon (i) the Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of his or her resignation. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for the person designated by the Board to replace any nominee. However, the Board does not anticipate that this will occur. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”
The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2) and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 3), to approve the Kellogg Company Long-Term Incentive Plan (Proposal 4), and approve the Shareowner proposal (Proposal 5).
Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 5. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2, 4, and 5. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2, 4, and 5 and will have no effect on the outcome of Proposals 1, 2, 4, and 5. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Other Business
We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on that business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.
Costs
We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $16,000, plus reasonable expenses.

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Miscellaneous
Shareowner Proposals or Director Nominees for the 2023 Annual Meeting
Shareowner proposals submitted for inclusion in our proxy statement for the 2023 Annual Meeting of Shareowners must be received by us no later than November 3, 2022. Other Shareowner proposals or Director nominations to be submitted from the floor must be received by us not earlier than November3, 2022 and not later than December 3, 2022, and must meet certain other requirements specified in our bylaws.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for 2023 Annual Meeting
Shareowner nominations of director candidates for inclusion in our proxy materials for the 2023 Annual Meeting of Shareowners must be received by us not earlier than October 4, 2022 and not later than November 3, 2022. Any such nomination must meet the other requirements set forth in our bylaws.
Annual Report on Form 10-K; No Incorporation by Reference
Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2020 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation and Talent Management Committee Report” shall not be incorporated by reference into any document filed with the SEC.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman and Secretary

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Appendix A: 2022 Long-Term Incentive Plan
KELLOGG COMPANY 2022 LONG-TERM INCENTIVE PLAN
1.    PURPOSE. The purpose of the 2022 Long-Term Incentive Plan is to further and promote the interests of Kellogg Company, its Subsidiaries and its shareowners by enabling the Company and its Subsidiaries to attract, retain and motivate employees, officers, non-employee directors and other service providers or those who will become employees, officers, non-employee directors or other service providers of the Company and its Subsidiaries and to align the interests of those individuals and the Company’s shareowners. To do this, the Plan offers performance-based incentive awards and equity-based opportunities providing such individuals with a proprietary interest in maximizing the growth, profitability and overall success of the Company and its Subsidiaries.
2.    DEFINITIONS. Unless the context clearly indicates otherwise, for purposes of the Plan, the following terms shall have the following meanings:
2.1    “10% Shareowner” means any employee who owns (within the meaning of Section 422(b)(6) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent corporation or any Subsidiary of the Company, within the meaning of Sections 424(e) and (f) of the Code.
2.2    “Award” means an award or grant made to a Participant under Sections 6, 7, 8 and/or 9 of the Plan.
2.3    “Award Agreement” means the written agreement executed by a Participant pursuant to Sections 3.2 and 16.7 of the Plan in connection with the granting of an Award.
2.4    “Base Value” has the meaning set forth in Section 7.2.
2.5    “Board” means the Board of Directors of the Company, as constituted from time to time.
2.6    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, the following: (i) in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Company or any Subsidiary and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (a) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or any entity controlled by, controlling or under common control with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties; (b) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any entity controlled by, controlling or under common control with the Company; (c) the conviction of an act that constitutes a felony (other than a traffic-related offense) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States; (d) any material breach of the Company’s Code of Conduct by the Participant; or (e) the willful failure of the Participant to cooperate with any governmental investigations or activities relating to the Company; provided, however, that no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any entity controlled by, controlling or under common control with the Company; provided, further, that any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company or any entity controlled by, controlling or under common control with the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or any entity controlled by, controlling or under common control with the Company; or (ii) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or any Subsidiary and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement.
2.7    “Change in Control” has the meaning set forth in Section 14.3.
2.8    “Change in Control Price” has the meaning set forth in Section 14.2
2.9    “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.
2.10    “Collective Awards” means Awards together with any awards issued under Old Plans as of the Effective Date.

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2.11    “Committee” means the committee of the Board designated to administer the Plan, as described in Section 3 of the Plan.
2.12    “Common Stock” means the Common Stock, par value $0.25 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.
2.13    “Company” means Kellogg Company, a Delaware corporation, or any successor corporation to Kellogg Company.
2.14    “Director” means a director of the Company.
2.15    “Disability” means disability as defined in the Participant’s then effective employment agreement, or if the Participant is not then a party to an effective employment agreement (or similar agreement) with the Company which defines disability, “Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. Subject to the first sentence of this Section 2.15, at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected in good faith by the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code, and for purposes of any Award that is subject to Section 409A of the Code, “Disability” shall mean that a Participant is “disabled” under Section 409A(a)(2)(c)(i) or (ii) of the Code.
2.16    “Effective Date” has the meaning set forth in Section 16.11.
2.17    “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.
2.18    “Exercise Value” has the meaning set forth in Section 7.2.
2.19    “Fair Market Value” on any date means (a) the officially quoted closing price in the primary trading session for a share of the Common Stock on the New York Stock Exchange-Composite Transactions Tape or on any other stock exchange, if any, on which the Common Stock is primarily traded (or if no shares of the Common Stock were traded on such date, then on the most recent previous date on which any shares of the Common Stock were so traded), or (b) if clause (a) is not applicable, the value of a share of the Common Stock for such date as established by the Committee, using any reasonable method of valuation consistent with the requirements of Section 409A of the Code.
2.20    “Incentive Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an “incentive stock option” within the meaning of Section 422 of the Code.
2.21    “Incumbent Board” has the meaning set forth in Section 14.3.
2.22    “Net Exercise” means a Participant’s ability to exercise a Stock Option by directing the Company to deduct from the shares of Common Stock issuable upon exercise of his or her Stock Option a number of shares of Common Stock having an aggregate Fair Market Value equal to the sum of the aggregate exercise price therefor plus the amount of the Participant’s tax withholding (if any), whereupon the Company shall issue to the Participant the net remaining number of shares of Common Stock after such deductions.
2.23    “Non-Employee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.
2.24    “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is not an Incentive Stock Option.
2.25    “Old Plans” means the Kellogg Company 2001 Long-Term Incentive Plan, the Kellogg Company 2003 Long-Term Incentive Plan, the Kellogg Company 2009 Long-Term Incentive Plan, the Kellogg Company 2013 Long-Term Incentive Plan and the Kellogg Company 2017 Long-Term Incentive Plan.
2.26    “Other Cash-Based Award” means an Award granted pursuant to Section 9.7 and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.27    “Outstanding Company Common Stock” has the meaning set forth in Section 14.3.
2.28    “Outstanding Company Voting Securities” has the meaning set forth in Section 14.3.
2.29    “Participant” means any individual who is selected from time to time under Section 5 to receive an Award under the Plan.
2.30    “Performance Share Unit” or “Performance Share” means an Award granted pursuant to the provisions of Section 9 of the Plan and the relevant Award Agreement.
2.31    “Performance Unit” means an Award granted pursuant to the provisions of Section 9 of the Plan and the relevant Award Agreement.

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2.32    “Person” has the meaning set forth in Section 14.3.
2.33    “Plan” means this Kellogg Company 2022 Long-Term Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).
2.34    “Restricted Shares” means an Award of restricted shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.
2.35    “Restricted Share Units” means an Award granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.
2.36    “Restriction Period” has the meaning set forth in Section 8.3.
2.37    “Section 16 Officer” means an “officer” as such term is defined in Rule 16a-1(f) of the Exchange Act.
2.38    “Service Provider” means a consultant or advisor within the meaning of Form S-8 promulgated under the Securities Act of 1933, as amended.
2.39    “Stock Appreciation Right” means an Award described in Section 7.2 of the Plan and granted pursuant to the provisions of Section 7 of the Plan.
2.40    “Stock Option” means a Non-Qualified Stock Option or an Incentive Stock Option.
2.41    “Subsidiary(ies)” means any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options, “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
3.    ADMINISTRATION.
3.1    The Committee. The Plan shall be administered by the Compensation and Talent Management Committee of the Board, as constituted from time to time. The Committee shall consist of two or more Non-Employee Directors, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and (ii) an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange or such other applicable stock exchange rule, to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. To the extent no Committee exists that has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 303A of the Listed Company Manual, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
3.2    Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) making Awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Committee shall deem appropriate, (d) determining the vesting, exercisability transferability and payment of Awards, including the authority to accelerate the vesting of Awards and (e) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement. Subject to applicable law, the Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe. Subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor statute), the Committee may, in its sole discretion, delegate its authority to one or more senior executive officers for the purpose of making Awards to Participants who are not Section 16 Officers, but no officer of the Company shall have the authority to grant Awards to himself or herself. Any such delegation shall be made by resolution of the Committee and such resolution shall set forth the total number of shares of Common Stock that may be subject to Awards granted pursuant to such delegation. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of Award Agreements in such form as is approved by the Committee.
3.3    Liability Limitation. Neither the Board, the Committee, nor any member of either, nor any of their designees, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award or Award Agreement) or any transaction hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent

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permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.
4.    TERM OF PLAN/COMMON STOCK SUBJECT TO PLAN.
4.1    Limitations for Incentive Stock Options. Incentive Stock Options may not be granted following February 18, 2032, which is the ten-year anniversary of the Board’s adoption of the Plan. The maximum number of shares of Common Stock that may be issued pursuant to the grant of Incentive Stock Options under the Plan shall be 12,400,000 shares (as may be adjusted pursuant to Section 13.2), without regard to the provisions of Section 4.2(ii).
4.2    Limitations for Common Stock.
i.The maximum number of shares of Common Stock in respect of which Awards may be granted or paid out under the Plan, subject to adjustment as provided in this Section 4.2 and Section 13.2 of the Plan, shall not     exceed (a) 12,400,000 shares of Common Stock less (b) one share of Common Stock for each share of Common Stock granted under the Kellogg Company 2017 Long-Term Incentive Plan after the Effective Date, plus (c) the aggregate number of shares of Common Stock described in Section 4.2(ii).
ii.Any shares of Common Stock that are subject to Collective Awards that expire or lapse or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of Common Stock shall again be available for Awards under the Plan, subject to the provisions of Section 4.3, to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Collective Awards (as may be adjusted pursuant to Section 13.2). Shares of Common Stock that as of the Effective Date have not been issued under any of the Old Plans and are not covered by outstanding awards under such plans granted on or before the Effective Date, shall not be available for Awards under the Plan.
iii.Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan, and the Committee shall determine the manner in which fractional share value shall be treated.
iv.In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan.
4.3    Computation of Available Shares.
i.For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, the maximum number of shares of Common Stock issued upon exercise or settlement of Awards granted under Sections 6 and 7 of the Plan and the number of shares of Common Stock issued under grants of Restricted Shares, Restricted Share Units and Performance Share Units pursuant to Sections 8 and 9 of the Plan, in each case determined as of the date on which such Awards are issued, shall be counted against the limitations set forth in Section 4.2 of the Plan (subject to the remainder of this Section and Section 13.2 of the Plan); provided, however, that Awards granted in connection with the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines shall not reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.
ii.In the event that any shares of Common Stock are withheld by the Company or shares of Common Stock that are already owned by the Participant are tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation pursuant to Section 16.1 with respect to an Award or a Collective Award other than a Stock Option or Stock Appreciation Right, then the shares so tendered or withheld shall automatically again become available for issuance under the Plan and correspondingly increase the total number of shares available for issuance under Section 4.2. Notwithstanding anything to the contrary in this Section 4.3(ii), the following shares of Common Stock will not again become available for issuance under the Plan: (I) any shares which would have been issued upon any exercise of a Stock Option but for the fact that the exercise price was paid by a Net Exercise pursuant to Section 6.5 or any shares of Common Stock that are already owned by the Participant are tendered (either actually or by attestation) by a Participant in payment of the exercise price of a Stock Option; (II) any shares withheld by the Company or shares of Common Stock that are already owned by the Participant are tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to a Stock Option or Stock Appreciation Right or a Collective Award that is a Stock Option or Stock Appreciation Right; (III) shares covered by a Stock Appreciation Right issued under the Plan or the Old Plans that are not issued in connection with the stock settlement of the Stock Appreciation Right upon its exercise; or (IV) shares that are repurchased by the Company using Stock Option exercise proceeds.
4.4    Limit on Director Awards. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all equity-based and cash compensation, granted or paid

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during any calendar year to any Non-Employee Director under this Plan or any other arrangement with the Company for service in such capacity shall not exceed $800,000.
4.5    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for consideration that is less than as permitted under applicable law.
5.    ELIGIBILITY.
5.1    General. Individuals eligible for Awards under the Plan shall consist of employees, officers, directors or Service Providers, or those who will become employees, officers, directors or Service Providers of the Company and/or its Subsidiaries whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company or any Subsidiary.
5.2    Minimum Vesting Requirements. Notwithstanding any other provision in the Plan to the contrary, except as otherwise provided in this Section 5.2, all Awards shall be subject to a vesting or performance period of not less than one year from the date of grant of the applicable Award. The minimum vesting period shall not apply to (i) Awards involving an aggregate number of shares of Common Stock not in excess of five percent (5%) of the number of shares available for Awards under Section 4.2(i), (ii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting and (iii) any accelerated vesting in connection with death, Disability or a Change in Control.
6.    STOCK OPTIONS.
6.1    Terms and Conditions. Stock Options granted under the Plan shall be in respect of Common Stock and may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.
6.2    Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve; provided, however, that Incentive Stock Options may only be granted to employees of the Company and/or its Subsidiaries. Stock Options may be granted alone or in addition to other Awards under the Plan or in tandem with Stock Appreciation Rights. Additional provisions shall apply to Incentive Stock Options granted to any 10% Shareowner.
6.3    Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee; provided, however, that the exercise price of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the grant date of such Stock Option; provided, further, however, that, in the case of a 10% Shareowner, the exercise price of an Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the grant date.
6.4    Term. The term of each Stock Option shall be such period of time as is fixed by the Committee; provided, however, that the term of any Stock Option shall not exceed ten (10) years (five (5) years, in the case of a 10% Shareowner receiving an Incentive Stock Option) after the date immediately preceding the date on which the Stock Option is granted.
6.5    Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company, or the Secretary’s designee, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price. The methods of payment permitted by this Plan for payment in full of the aggregate exercise price of a Stock Option are as follows: (i) by cash, certified check, bank draft, electronic transfer, or money order payable to the order of the Company, (ii) if permitted by the Committee in its sole discretion, by surrendering (or attesting to the ownership of) shares of Common Stock already owned by the Participant, (iii) pursuant to a Net Exercise arrangement; provided, however, that in such event, the Committee may exercise its discretion to limit the use of a Net Exercise solely with respect to the portion of such payment required to be made with respect to tax withholding, or (iv) if permitted by the Committee (in its sole discretion) and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, some other form of payment acceptable to the Committee. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again. The shares issued to an optionee for the portion of any Stock Option exercised by attesting to the ownership of shares shall not exceed the number of shares issuable as a result of such exercise (determined as though payment in full therefor were being made in cash) less the number of shares for which attestation of ownership is submitted. The value of owned shares submitted (directly or by attestation) in full or partial payment for the shares purchased upon exercise of a Stock Option shall be equal to the aggregate Fair Market Value of such owned shares on the date of the exercise of such Stock Option.
6.6    Exercisability. Any Stock Option granted under the Plan shall become exercisable on such date or dates, or based on the attainment of such performance goals, as determined by the Committee (in its sole discretion) at any time and from time to time in respect of such Stock Option, and as set forth in the applicable Award Agreement.
6.7    Termination of Employment or Service. Except as otherwise set forth in this Plan (including in Section 6.6 hereof), the terms relating to the treatment of an outstanding Stock Option in the event of the Participant’s termination of

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employment or service with the Company or any of its Subsidiaries shall be determined by the Committee at the time of grant and shall be set forth in the applicable Award Agreement.
6.8    Tandem Grants. If Non-Qualified Stock Options and Stock Appreciation Rights are granted in tandem, as designated in the relevant Award Agreements, the right of a Participant to exercise any such tandem Stock Option shall terminate to the extent that the shares of Common Stock subject to such Stock Option are used to calculate amounts or shares receivable upon the exercise of the related tandem Stock Appreciation Right.
6.9    No Reload Provision. Stock Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional Stock Options in connection with any exercise of the original Stock Option.
7.    STOCK APPRECIATION RIGHTS.
7.1    Terms and Conditions. The grant of Stock Appreciation Rights under the Plan shall be subject to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.
7.2    Stock Appreciation Rights. A Stock Appreciation Right is an Award granted with respect to a specified number of shares of Common Stock, as shall be determined by the Committee, entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise (the “Exercise Value”) over the Fair Market Value of a share of Common Stock on the grant date of the Stock Appreciation Right (the “Base Value”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised. In the case of a Stock Appreciation Right related to a Stock Option described in Section 6.8, the Base Value shall be the purchase price of a share of Common Stock under the Stock Option, provided, however, such amount may not be less than the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is awarded. The Base Value of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the grant date of such Stock Appreciation Right.
7.3     Grant. A Stock Appreciation Right may be granted in addition to any other Award under the Plan or in tandem with or independent of a Non-Qualified Stock Option.
7.4    Term. The term of each Stock Appreciation Right shall be such period of time as is fixed by the Committee; provided, however, that the term of any Stock Appreciation Right shall not exceed ten (10) years after the date immediately preceding the date on which the Stock Appreciation Right is granted.
7.5    Date of Exercisability. In respect of any Stock Appreciation Right granted under the Plan, unless otherwise (a) determined by the Committee (in its sole discretion) at any time and from time to time in respect of any such Stock Appreciation Right, or (b) provided in the Award Agreement, a Stock Appreciation Right may be exercised by a Participant, in accordance with and subject to all of the procedures established by the Committee, in whole or in part at such time or times and/or based on the achievement of such performance goals as determined by the Committee in its sole discretion. Notwithstanding the preceding sentence, in no event shall a Stock Appreciation Right be exercisable prior to the exercisability of any Non-Qualified Stock Option with which it is granted in tandem. The Committee may also provide, as set forth in the relevant Award Agreement and without limitation, that some Stock Appreciation Rights shall be automatically exercised and settled on one or more fixed dates specified therein by the Committee.
7.6    Termination of Employment or Service. Except as otherwise set forth in this Plan, the terms relating to the treatment of an outstanding Stock Appreciation Right in the event of the Participant’s termination of employment or service with the Company or any of its Subsidiaries shall be determined by the Committee at the time of grant and shall be set forth in the applicable Award Agreement.
7.7    Form of Payment. Upon exercise of a Stock Appreciation Right, payment may be made to the Participant in respect thereof in cash, in Restricted Shares or in shares of unrestricted Common Stock, or in any combination thereof, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.
7.8    The right of a Participant to exercise a tandem Stock Appreciation Right shall terminate to the extent such Participant exercises the Non-Qualified Stock Option to which such Stock Appreciation Right is related.
8.    RESTRICTED SHARES AND RESTRICTED SHARE UNITS.
8.1    Restricted Share and Restricted Share Unit Grants. A grant of Restricted Shares is an Award of shares of Common Stock granted to a Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment or service with the Company or any of its Subsidiaries for specified reasons within a specified period of time or for other reasons (including, without limitation, the failure to achieve designated performance goals). A grant of Restricted Share Units is a notional Award of shares of Common Stock which entitle the Participant to a number of unrestricted shares of Common Stock equal to (or a cash amount equal in value to such number of unrestricted shares of Common Stock) the number of Restricted Share Units upon the lapse of similar restrictions, terms and conditions.

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8.2    Terms and Conditions. Grants of Restricted Shares and Restricted Share Units shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. Restricted Shares and Restricted Share Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Shares and Restricted Share Units to be granted to a Participant and the Committee may provide or impose different terms and conditions on any particular Restricted Share or Restricted Share Units grant made to any Participant. Restricted Shares issued hereunder may be evidenced in such manner, as the Committee, in its sole and absolute discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of Restricted Shares, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.
Any such stock certificate evidencing such shares shall, in the sole discretion of the Committee, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied. With respect to each Participant receiving an Award of Restricted Share Units that is settled in shares of Common Stock, the underlying shares of Common Stock delivered upon the lapse of the restrictions associated with such Restricted Share Units may be evidenced in such manner, as the Committee, in its sole and absolute discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.
8.3    Restriction Period. In accordance with Sections 8.1 and 8.2 of the Plan and unless otherwise determined by the Committee (in its sole discretion) at any time and from time to time, Restricted Shares and Restricted Share Units shall only become unrestricted and vested in accordance with the vesting schedule relating to such Restricted Shares and Restricted Share Units, if any, as the Committee may establish in the relevant Award Agreement, which may be based on the lapse of a specified time period or periods or on the attainment of specified performance goals (the “Restriction Period”). During the Restriction Period, such Restricted Shares and the underlying shares of Common Stock with respect to the Restricted Share Units shall be and remain unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive payment of the Restricted Shares or a portion thereof, as the case may be, as provided in Section 8.5 of the Plan. Restricted Share Units may be paid in cash, shares of Common Stock or any combination thereof, as determined by the Committee. To the extent that any Restricted Share Award or Restricted Share Unit Award is intended to be a Performance Share or Performance Share Unit, such Award shall be subject to Article 9 (to the extent applicable).
8,4    Termination of Employment or Service. Except as otherwise set forth in this Plan, the terms relating to the treatment of an outstanding Restricted Share and/or Restricted Share Unit in the event of the Participant’s termination of employment or service with the Company or any of its Subsidiaries shall be determined by the Committee at the time of grant and shall be set forth in the applicable Award Agreement.
8.5    Payment of Restricted Share and Restricted Share Unit Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Shares, a new or additional certificate for the number of shares of Common Stock which are no longer subject (or deemed subject) to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant, if applicable. Restricted Share Units may be paid or settled in cash or in shares of Common Stock, or in combination thereof, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.
8.6    Shareowner Rights. A Participant shall have, with respect to the shares of Common Stock underlying a grant of Restricted Shares (but not underlying a grant of Restricted Share Units), all of the rights of a shareowner of such shares (except as such rights are limited or restricted under the Plan or in the relevant Award Agreement). A Participant who holds Restricted Share Units shall only have those rights specifically provided for in the Award Agreement; provided, however, that in no event shall the Participant have voting rights with respect to such Award.
9.    PERFORMANCE UNITS AND PERFORMANCE SHARE UNITS AND OTHER CASH-BASED AWARDS.
9.1    Terms and Conditions. Performance Units and Performance Share Units shall be subject to the terms and conditions set forth in this Section 9 and any additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.
9.2    Performance Unit and Performance Share Unit Grants. A grant of Performance Units is a notional Award of units (with each unit representing such monetary amount or value as is designated by the Committee in the Award Agreement) granted to a Participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion thereof) in the event certain performance criteria or other conditions are not met within a designated period of time. A grant of Performance Share Units is an Award of actual or notional shares of Common Stock which entitle the Participant to a number of shares of Common Stock equal to the number of Performance Share Units upon achievement of specified performance goals and such other terms and conditions as the Committee deems appropriate.
9.3    Grants. Performance Units and Performance Share Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Units

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and Performance Share Units to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Units and Performance Share Units granted to any Participant.
9.4    Performance Goals and Performance Periods. Participants receiving a grant of Performance Units and Performance Share Units shall be entitled to payment in respect of such Awards if the Company and/or the Participant achieves specified performance goals (the “Performance Goals”) during and in respect of a designated performance period (the “Performance Period”). The Performance Goals and the Performance Period shall be established in writing by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for Performance Units and Performance Share Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such measures as: total shareowner return; net earnings growth; sales or revenue growth; cash flow; net sales; operating income; net income; net income per share (basic or diluted); earnings before or after any one or more of taxes, interest, depreciation and amortization; profitability as measured by return ratios (including return on invested capital, return on assets, return on equity, return on investment and return on sales); market share; cost reduction goals; margins (including one or more of gross, operating and net income margins); stock price; economic value added; working capital; and strategic plan development and implementation; or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate. Such performance measures shall be defined as to their respective components and meaning by the Committee (in its sole discretion) and may be based on the attainment of specified levels of Company (or Subsidiary, division, or other operational or administrative department of the Company) performance relative to the performance of other corporations or based on individual participant Performance Goals.
9.5    Payment of Units. With respect to each Performance Unit and Performance Share Unit, the Participant shall, if the applicable Performance Goals have been achieved, or partially achieved, as determined by the Committee in its sole discretion, by the Company and/or the Participant during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit and Performance Share Unit times the number of such units so earned. Payment in settlement of earned Performance Units shall be made in cash as soon as practicable in the calendar year following the conclusion of the respective Performance Period. Payment in settlement of earned Performance Share Units shall be made in unrestricted Common Stock or in Restricted Shares, or any combination thereof, as the Committee in its sole discretion shall determine and provide in the relevant Award Agreement, and in any case as soon as practicable in the calendar year following the conclusion of the respective Performance Period.
9.6    Termination of Employment or Service. Unless otherwise determined by the Committee, if the Participant ceases to be an employee, Non-Employee Director or Service Provider before the end of any Performance Period due to the Participant’s death or Disability, such Participant (or the Participant’s legal representative or designated beneficiary) shall receive all of the amount which would have been paid to the Participant had the Participant continued as an employee, Non-Employee Director or Service Provider to the end of the Performance Period, payable at the same time as it would otherwise would have been paid in the absence of any such termination. Unless otherwise determined by the Committee, if a Participant ceases to be an employee, Non-Employee Director or Service Provider, in each case, of the Company or any of its Subsidiaries, for any other reason, any unpaid amounts for outstanding Performance Periods shall be forfeited.
9.7    Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash- Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion, subject to the limitations of the Plan. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
10.    DEFERRAL ELECTIONS/TAX REIMBURSEMENTS. The Committee may permit or require a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock or other item that would otherwise be due to such Participant by virtue of the exercise, settlement or payment of any Award made under the Plan. If any such election is permitted or required, the Committee may impose any restrictions it deems to be necessary or appropriate with respect to (i) any deferral election made with respect to an Award under the Plan and (ii) the timing of the payment of any deferred amounts, in each case, in order to cause such deferral election and payment timing to comply with the requirements of Section 409A of the Code. The Committee may also provide in the relevant Award Agreement for a tax reimbursement payment to be made by the Company in cash in favor of any Participant in connection with the tax consequences resulting from the grant, exercise, settlement, or payment of any Award made under the Plan.
11.    DIVIDEND AND DIVIDEND EQUIVALENTS. As specified in the relevant Award Agreement, the Committee may provide that Awards (other than Stock Options and Stock Appreciation Rights) denominated in shares earn dividends or dividend equivalents; provided that dividends or dividend equivalents shall only be paid or accrued on Awards to the extent that such Awards are actually vested or earned.
12.    NON-TRANSFERABILITY OF AWARDS. Except as provided below, no Award under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by the

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Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance. Except as provided below, during the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by the Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may from time-to-time permit Awards to be transferable to “family members” (within the meaning of the General Instructions to Form S-8) subject to such terms and conditions as the Committee may impose and applicable law; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8). Any transfer contrary to this Section 12 will nullify the Award.
13.    CHANGES IN CAPITALIZATION AND OTHER MATTERS.
13.1    No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareowners of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, shareowners or agents of the Company or any Subsidiary, as a result of any such action.
13.2    Recapitalization Adjustments. In the event of a dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, Change in Control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall equitably adjust (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the maximum share limitation set forth in Section 4.4, (iii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iv) the exercise price with respect to any Stock Option or the Base Value with respect to any Stock Appreciation Right.
14.    CHANGE IN CONTROL PROVISIONS.
14.1    Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise determined by the Committee prior to a Change in Control, including in any applicable Award Agreement, in the event of a Change in Control, outstanding Awards under the Plan shall be subject to the applicable treatment described in this Section 14.
14.1.1    Assumption of Outstanding Awards. In the event that outstanding Awards under the Plan are assumed, continued or substituted by the successor to the Company in connection with such Change in Control, such Awards shall be subject to the adjustment provisions of Section 13 and shall otherwise continue in effect with all of the terms and conditions of the Plan and the applicable Award Agreement. In the event that a Participant holding any such assumed, continued or substituted Awards experiences an involuntary termination of employment or service with the Company or its successor by the Company or its successor (as provided in an applicable Award Agreement or otherwise determined by the Committee or Board in its sole discretion), in either case, within two (2) years following such Change in Control, such Participant’s outstanding Awards shall become fully vested, exercisable and payable (as applicable) as of the date of such termination; provided, however, that to the extent any Award constitutes nonqualified deferred compensation, such Award shall not be payable until the date such Award would have been payable in the absence of this Section 14.1.1 if the acceleration of such payment would cause the tax consequences set forth in Section 409A(a)(1) of the Code to apply to such Award.
14.1.2    No Assumption of Outstanding Awards. In the event that outstanding Awards under the Plan are not assumed, continued or substituted by the successor to the Company in connection with such Change in Control, such Awards shall be subject to the following treatment:
i.Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested;
ii.The restrictions and deferral limitations applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and become fully vested and transferable;
iii.All Performance Units and Other Cash-Based Awards shall be considered to be earned and payable in full (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee no later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and any deferral or other

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restrictions shall lapse, and such Performance Units and Other Cash- Based Awards shall be settled in cash (with the value being determined by the Committee, in its sole discretion), and all Restricted Share Units and Performance Share Units shall become fully vested and payable, in each case, as promptly as is practicable on or following a Change in Control; provided, however, that in the event that a Change in Control does not constitute a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Company, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code, Performance Units, Other Cash-Based Awards, Restricted Share Units and Performance Share Units shall not be payable until the date such Other Cash-Based Awards, Performance Units, Restricted Share Units and Performance Share Units would have been payable in the absence of this Section 14.1.2 if the acceleration of such payment would cause the tax consequences set forth in Section 409A(a)(1) of the Code to apply to such Other Cash-Based Awards, Performance Units, Restricted Share Units and Performance Share Units; and
iv.The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.
14.2    Change in Control Cash Out. Notwithstanding anything to the contrary in the Plan, if any Change in Control occurs, or with respect to Awards that are considered deferred compensation under Section 409A of the Code, in the event of a Change in Control that is also a “Change in Control Event” described in Section 409A(2)(A)(v) or otherwise under Section 409A of the Code, the Committee shall have the right, but not the obligation, to cancel each or any Participant’s Awards and to pay to each such affected Participant in connection with the cancellation of such Participant’s Awards, an amount equal to, in the case of Stock Options and/or Stock Appreciation Rights, the excess (if any) of a Change in Control Price (as defined below), as determined by the Board, of the Common Stock underlying any unexercised Stock Options or Stock Appreciation Rights (whether then exercisable or not) over the aggregate exercise price or Base Price (as applicable) of such unexercised Stock Options and/or Stock Appreciation Rights, and, in the case of any other Awards, the Change in Control Price, and make additional adjustments and/or settlements of other outstanding Awards as it determines to be fair and equitable to affected Participants. However, if the exercise price or Base Price (as applicable) per share of Common Stock under any outstanding Stock Option or Stock Appreciation Right is equal to or greater than the Change in Control Price, the Board may cancel such Award without the payment of any consideration. The treatment of the Awards under the Plan in connection with this Section 14.2 need not be uniform among Participants.
Upon receipt by any affected Participant of any such substitute Award (or payment) as a result of any such Change in Control, such Participant’s affected Awards for which such substitute Awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.
For purposes of the Plan, “Change in Control Price” means the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the good-faith discretion of the Board consistent with provisions of Section 409A of the Code and/or other applicable law.
14.3    Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the consummation of any of the following events:
i.An acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below), (2) any increase in beneficial ownership of a Person as a result of any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 14.3; or
ii.A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the

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Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
iii.Consummation of a reorganization, merger or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity; in each case, unless immediately following such transaction (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the transaction, and (3) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or
iv.The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to any Award that is characterized as nonqualified deferred compensation within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
15.    AMENDMENT, SUSPENSION, AND TERMINATION.
15.1    In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall (a) subject to Section 16.6, materially adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, (b) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from the benefits provided under Section 422 of the Code, or any successor provisions thereto, or (c) except as contemplated by Section 13, increase the number of shares available for Awards pursuant to Section 4.2 without shareowner approval. In addition, the Company will obtain shareowner approval of any modification of the Plan or Awards to the extent required by applicable laws or regulations or the regulations of any stock exchange upon which the Common Stock is then listed that purport to (i) materially modify the requirements as to eligibility for participation in the Plan, or (ii) extend the termination date of the Plan.
15.2    No Repricing. Except as contemplated by Section 13, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the Base Value of outstanding Stock Appreciation Rights or to cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price or Base Price that is less than the exercise price or Base Price of the original Stock Options or Stock Appreciation Rights without shareowner approval.
15.3    Award Agreement Modifications. Subject to Section 15.1, the Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Stock Options, Stock Appreciation Rights, Other Cash-Based Awards, Performance Units, Performance Share Units, Restricted Share Units, or Restricted Share grants, in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Stock Options, Stock Appreciation Rights, Other Cash-Based Awards, Performance Units, Performance Share Units, Restricted Share Units and/or Restricted Share grants, including, without limitation, changing or accelerating (a) the date or dates as of which such Stock Options or Stock Appreciation Rights shall become exercisable, (b) the date or dates as of which such Restricted Share grants or Restricted Share Units shall become vested, or (c) the performance period or goals in respect of any Other Cash-Based Awards, Performance Share Units or Performance Units. Subject to Section 16.6, no such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant.

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Appendix A: 2022 Long-Term Incentive Plan
Notwithstanding the foregoing, without the consent of affected Participants, Awards may be amended or revised when necessary to avoid the imposition of additional tax under Section 409A of the Code.
16.    MISCELLANEOUS.
16.1    Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery, transfer or vesting of any Common Stock or Restricted Shares, up to the maximum statutorily required domestic or foreign federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. Shares of Common Stock may be used to satisfy any such tax withholding. Such shares of Common Stock shall be valued based on the Fair Market Value of such shares as of the date the tax withholding is required to be made, such date to be determined by the Committee. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.
16.2    No Right to Employment or Service. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee, Non-Employee Director or Service Provider of the Company or any Subsidiary any right to continued employment or service with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee or service of any Non-Employee Director or Service Provider at any time for any reason.
16.3    Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such Award Agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.
16.4    Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.
16.5    Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determines in writing that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.
16.6     Listing, Registration and Other Legal Compliance. No Awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Shares and/or Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable laws. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Restricted Shares and/or Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to Section 16 Officers, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. In addition, the Company or Committee may, at the time of grant or thereafter, impose additional or different conditions or take other actions with respect to Awards made to Participants in countries outside of the United States of America, to the extent required or made advisable by applicable laws and regulations.
16.7    Award Agreements. Each Participant receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall then agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan. An Award Agreement may provide that, notwithstanding any other provision in this Plan

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to the contrary, if the Participant breaches provisions in the Award Agreement during or after the Participant’s employment, then the Participant will forfeit and/or repay all Awards (whether unvested or vested) and profits realized in connection therewith.
16.8    Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change, or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.
16.9    Leaves of Absence/Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment or service with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment or service as a result of such transfers.
16.10    Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.
16.11    Effective Date. The Plan shall be effective as of February 18, 2022 (the “Effective Date”) subject to approval by the shareowners of the Company. Prior to such shareowner approval, the Committee may grant Awards conditioned on shareowner approval. If such shareowner approval is not obtained at or before the first annual meeting of shareowners to occur after the adoption of the Plan by the Board (including any adjournments or postponements thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall awards be granted under the Plan after February 18, 2032 (or such earlier date that the Plan may be terminated by the Board), but the term and exercise of Awards granted theretofore may extend beyond that date.
16.12    Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including the final treasury regulations or any other official guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. Any provision of the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.
16.13    Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, including pursuant to any applicable Award Agreement, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

94	Kellogg Company

Kellogg Company, Battle Creek, Michigan 49017-3534

Kellogg's

POST OFFICE BOX 3599
ONE KELLOGG SQUARE
BATTLE CREEK, MI 49016-3599

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/K2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68883-P66573-Z81812 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

KELLOGG COMPANY

1. Election of Directors (term expires 2025)

Nominees:	**For**	**Against**	**Abstain**
1a. Rod Gillum	☐	☐	☐
1b. Mary Laschinger	☐	☐	☐
1c. Erica Mann	☐	☐	☐
1d. Carolyn Tastad	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 through 4.	**For**	**Against**	**Abstain**
2. Advisory resolution to approve executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg's independent registered public accounting firm for fiscal year 2022.	☐	☐	☐
4. Management proposal to approve the Kellogg Company 2022 Long-Term Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.	**For**	**Against**	**Abstain**
5. Shareowner proposal for CEO compensation to weigh workforce pay and ownership, if properly presented at the meeting.	☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KELLOGG COMPANY

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING OF SHAREOWNERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 29, 2022: The Notice of the Annual Meeting, the Proxy Statement, and the Annual Report, including Form 10-K, are available at https://investor.kelloggs.com.

D68884-P66573-Z81812

KELLOGG COMPANY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 29, 2022

The undersigned appoints Steve Cahillane and Don Knauss, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2022 Annual Meeting of Shareowners of Kellogg Company to be held on April 29, 2022 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if in attendance, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2022 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in proposal 1, "FOR" proposals 2 through 4, and "AGAINST" proposal 5, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.